UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

ACME PACKET, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 22, 2012

Dear Acme Packet, Inc. Stockholder:

I am pleased to invite you to attend Acme Packet, Inc.’s 2012 Annual Meeting of Stockholders on May 4, 2012. The meeting will begin promptly at 10:00 A.M. Eastern Daylight Savings Time at the offices of Acme Packet, Inc., 100 Crosby Drive, Bedford, MA, 01730-1438.

This booklet includes the formal notice of the meeting and the Proxy Statement. The Proxy Statement tells you about the agenda and procedures for the meeting. It also describes how the Board of Directors operates and provides information about our director candidates.

We are mailing to our stockholders a Notice of Internet Availability of proxy materials instead of a paper copy of this Proxy Statement, our 2011 Annual Report to Stockholders on Form 10-K, and form of Proxy Card or Voting Instruction Card, as permitted by the rules of the Securities and Exchange Commission. The notice contains instructions on how to access those documents over the internet. The notice also contains instructions on how you may receive a paper copy of our proxy materials, including this Proxy Statement, our 2011 Annual Report to Stockholders on Form 10-K, and a form of Proxy Card or Voting Instruction Card.

I look forward to sharing more information with you about Acme Packet, Inc. at the 2012 Annual Meeting of Stockholders. Whether or not you plan to attend, I encourage you to vote your proxy as soon as possible so that your shares will be represented at the meeting. Voting by proxy over the internet, by phone, or by mail will ensure that your vote is represented at the meeting.

Sincerely,

Andrew D. Ory

President and Chief Executive Officer

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Time:	10:00 A.M. Eastern Daylight Savings Time

Date:	May 4, 2012

Place:	Acme Packet, Inc. 100 Crosby Drive Bedford, MA 01730-1438

Record Date:	Stockholders of record at the close of business on March 6, 2012 are entitled to notice of, and to vote, at the 2012 Annual Meeting of Stockholders. Accordingly, only stockholders of record at the close of business on March 6, 2012 will be entitled to notice of, and to vote at, the meeting or any adjournments thereof.

Purpose:	(1) Elect three Class III directors, each to hold office for a three-year term or until their respective successors have been elected.

(2) Approve an advisory resolution to approve Acme Packet’s 2011 executive compensation.

(3) Ratify the selection of Ernst & Young LLP as Acme Packet’s independent registered public accounting firm.

(4) Consider and act upon such other business, including stockholder proposals if properly presented, as may properly come before the meeting or any adjournment thereof.

Proxy Voting:	You can vote your shares by completing and returning the Proxy Card sent to you. Most stockholders can also vote their shares over the internet or by telephone. Please check your Proxy Card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. You can revoke a proxy at any time prior to its exercise by following the instructions in the Proxy Statement.

Your shares cannot be voted unless you date, sign, and return the enclosed Proxy Card, vote via the internet or telephone, or attend the 2012 Annual Meeting of Stockholders in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the stockholders is important.

By Order of the Board of Directors,

Peter J. Minihane

Chief Financial Officer and Treasurer

Bedford, MA

March 22, 2012

i

Acme Packet, Inc.

100 Crosby Drive, Bedford, MA 01730-1438

PROXY STATEMENT FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Acme Packet, Inc., or the Board, of proxies to be voted at our 2012 Annual Meeting of Stockholders and at any meeting following adjournment thereof. As used in this Proxy Statement, the words “us”, “our”, “we”, the “Company” and “Acme Packet” mean Acme Packet, Inc.

You are cordially invited to attend Acme Packet’s 2012 Annual Meeting of Stockholders on May 4, 2012 beginning at 10:00 A.M. Eastern Daylight Savings Time. Stockholders will be admitted beginning at 9:30 A.M. The meeting will be held at the offices of Acme Packet, Inc., 100 Crosby Drive, Bedford, MA 01730-1438. Directions to the 2012 Annual Meeting are available on our website at www.acmepacket.com under the heading “Investor Relations”.

We are first mailing this Proxy Statement and accompanying forms of proxy and voting instructions on or about March 22, 2012 to holders of shares of our common stock as of March 6, 2012, the record date for the meeting.

Proxies and Voting Procedures

Your vote is important. Because many stockholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy. Most stockholders have a choice of voting over the internet, by using a toll-free telephone number or by completing a Proxy Card and mailing it in the envelope provided. Please check the Notice of Internet Availability of proxy materials, your Proxy Card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. The internet and telephone voting facilities for stockholders of record will close at 11:59 P.M. Eastern Daylight Savings Time on May 3, 2012. The internet and telephone voting procedures have been designed to authenticate stockholders, to allow you to vote your shares and to confirm that your instructions have been properly recorded.

If you are a registered stockholder, that is if you hold shares in your name in an account with the Company’s stock transfer agent, Computershare Trust Company, N.A., you may vote in any one of the following ways:

•	By internet: Go to the website, www.envisionreports.com/APKT. You will need to enter your voter control number that appears on your Proxy Card.

•

By telephone: Call the toll-free number, 1.800.652.VOTE (1.800.652.8683). You will need to provide your voter control number that appears on your Proxy Card. Please follow the instructions on your Proxy Card and the voice prompts on the telephone.

•

By mail: Mark your votes on the Proxy Card, sign your name exactly as it appears on your Proxy Card, date your Proxy Card and return it in the enclosed envelope. If you receive more than one Proxy Card (which means you have shares in more than one account), you must mark, sign and date each of them.

•	By ballot: If you prefer, you may also vote by ballot at the 2012 Annual Meeting of Stockholders.

If a bank, broker or other holder of record holds your shares, please refer to the instructions they provided for your shares to be voted. If you are the beneficial owner of shares held for you by a bank, broker, or other holder of record, the holder of record must vote those shares in accordance with your instructions. If you do not provide voting instructions to your bank, broker or other holder of record, the holder of record may vote your shares for you on any discretionary items of business voted upon at the 2012 Annual Meeting of Stockholders. The election of directors (Proposal 1) and the advisory vote to approve executive compensation (Proposal 2) are all non-discretionary items, which means the holder of record cannot vote on these matters on your behalf. The ratification of the appointment of Ernst & Young LLP is a discretionary item (Proposal 3).

You can revoke your proxy at any time before it is exercised by timely delivering a properly executed, later dated proxy (including an internet or telephone vote) or by voting by ballot at the meeting. By providing your voting instructions promptly, you may save us the expense of a second mailing.

The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board recommends.

Stockholders Entitled to Vote

Stockholders at the close of business on the record date are entitled to notice of and to vote at the meeting. On March 6, 2012, the record date, there were 68,163,764 shares of our common stock outstanding.

If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If your bank, broker or other holder of record does not receive instructions from you, it cannot submit a vote on your behalf with respect to non-discretionary items. Such “broker non-votes” occur when the bank, brokerage firm or other holder of record indicates on its Proxy Card that it does not have, or did not exercise, discretionary authority to vote on a particular matter.

Proposal 1 and Proposal 2 are “non-discretionary” items. If you do not instruct your broker how to vote with respect to these items, your broker may not vote with respect to Proposal 1 and Proposal 2 and those votes will be counted as “broker non-votes.” However, we believe that brokers have discretionary voting power with respect to Proposal 3. See below under “Quorum and Required Vote” for a further discussion on of the implication of “broker non-votes” on the proposals to be submitted at the Annual Meeting.

Quorum and Required Vote

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote for the election of directors is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

Required Vote—Election of Directors

In uncontested elections, the affirmative vote of a majority of the shares of common stock, present in person or represented by proxy and voted at an annual meeting of stockholders is required for the election of each of the nominees. In contested elections, the affirmative vote of a plurality of the shares of common stock present or represented by proxy and entitled to vote at an annual meeting of stockholders, in person or by proxy, is required for the election of each of the nominees. The elections for the 2012 Annual Meeting of Stockholders are uncontested elections and, accordingly, the affirmative vote of a majority of the shares of common stock, present in person or represented by proxy and voted is required for the election of each of the nominees. Abstentions and “broker non-votes” will have no effect on the voting outcome with respect to the election of directors.

If you hold your shares in “street name,” we encourage you to contact your broker with your voting instructions as soon as possible. The election of directors is considered a non-discretionary matter, and as a result, your broker does not have the ability to vote on your behalf, and no vote will be cast for your shares for this matter unless you provide your broker with voting instructions.

Required Vote—Advisory Approval of Executive Compensation

The advisory approval of our executive compensation requires the favorable vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal. If your shares are held in “street name” through a broker, your broker is not permitted to exercise voting discretion with respect to this proposal. If you do not give your broker specific instructions with respect to this proposal, your shares will not be voted and will not be counted, and as a result, your shares will have no effect on this proposal. An abstention will act as a vote against the proposal on executive compensation.

Required Vote—Ratification of Independent Registered Public Accounting Firm

The affirmative vote of the holders of a majority of shares of common stock, present in person or represented by proxy and entitled to vote, is required with respect to the ratification of our independent registered public accounting firm. An abstention and “broker non-votes” are treated as present and entitled to vote and therefore has the effect of a vote against ratification of the independent registered public accounting firm. Brokers have discretionary voting power with respect to this proposal, and therefore will vote on your behalf unless you provide instructions to your broker.

Other Matters

If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this Proxy Statement, we did not anticipate that any other matters would be raised at the meeting.

In accordance with our Restated Certificate of Incorporation, each share of our common stock is entitled to one vote.

Tabulation of Votes

All votes, whether by proxy or ballot, will be tabulated by an independent business entity, which will not disclose your vote except as: required by law; necessary in connection with a judicial or regulatory action or proceeding; necessary in connection with a contested proxy solicitation; or requested by you.

Any comment written on a Proxy Card will be provided to our Corporate Secretary without disclosing your vote, unless necessary to achieve an understanding of the comment.

Multiple Copies of Annual Report to Stockholders

Copies of our 2011 Annual Report to Stockholders and Proxy Statement are available at www.edocumentview.com/APKT, as well as on our website at www.acmepacket.com under the heading “Investor Relations”. Unless we receive contrary instructions in the manner described below, only one copy of our Annual Report to Stockholders, Proxy Statement and Notice of Internet Availability are being sent to stockholders sharing an address. We will deliver promptly, upon written or oral request, a separate copy of our Annual Report to Stockholders, Proxy Statement, and Notice of Internet Availability to any stockholder. In addition, if you share an address with another stockholder and would like to receive a separate copy of our Annual Report to Stockholders, Proxy Statement, or Notice of Internet Availability, as applicable, in the future, we will do so upon request. In addition, if you share an address with another stockholder and would like to receive only one copy of our Annual Report to Stockholders and not the Proxy Statement or Notice of Internet Availability, we will do so upon request. To receive a copy of our Annual Report to Stockholders, Proxy Statement, and Notice of Internet Availability, to request that separate copies of such materials are delivered in the future, or to request that only one copy of such materials be delivered, you may write the Corporate Secretary of Acme Packet at our principal executive offices at 100 Crosby Drive, Bedford, MA 01730-1438 or call the Corporate Secretary of Acme Packet at +1.781.328.4400.

At least one account must continue to receive an Annual Report to Stockholders and Proxy Statement, unless you elect to view future Annual Reports to Stockholders and Proxy Statements over the internet. Mailing of special notices will not be affected by your election to discontinue duplicate mailings of the Annual Report to Stockholders and the Proxy Statement.

Electronic Delivery of Proxy Materials and Annual Report to Stockholders

This Proxy Statement and our 2011 Annual Report to Stockholders are available on our website at www.acmepacket.com under the heading “Investor Relations.” Most stockholders can elect to view future Proxy Statements and Annual Reports to Stockholders, as well as vote their shares of our common stock, over the internet instead of receiving paper copies in the mail. This will save us the cost of mailing these documents.

If you are a stockholder of record, you may choose this option by following the instructions provided when you vote via the internet. If you choose to view future Proxy Statements and Annual Reports to Stockholders via the internet, you will receive an electronic mail (email) message by March 1, 2013 containing the internet address to access our Annual Report to Stockholders and Proxy Statement. Your choice will remain in effect until you call the Company’s Office of Investor Relations at +1.781.328.4790 and elect to change your choice. You do not have to elect the same method of access each year.

If you hold our common stock through a bank, broker or other holder of record, please refer to the information provided by your bank, broker or other holder of record regarding the availability of electronic delivery. If you hold our common stock through a bank, broker or other holder of record and have elected electronic access, you will receive information in the proxy materials mailed to you by your bank, broker or other holder of record containing the internet address for use in accessing our Proxy Statement and Annual Report to Stockholders.

Cost of Proxy Solicitation

We will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Acme Packet by directors, officers or employees of the Company in person or by telephone, facsimile or other electronic means.

As required by the Securities and Exchange Commission (SEC), we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

Stockholder Account Maintenance

Our transfer agent is Computershare Trust Company, N.A. (Computershare). All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to the requirements to transfer the Company’s stock and similar issues, can be handled by accessing Computershare’s website at www.computershare.com.

For other Acme Packet information, you can visit our website at www.acmepacket.com. Our principal executive offices are located at 100 Crosby Drive, Bedford, MA 01730-1438. We make our website content available for informational purposes only. It should not be relied upon for investment purposes, and it is not incorporated by reference into this Proxy Statement.

CORPORATE GOVERNANCE

Our Board is committed to being a leader in corporate governance. The Board believes that a commitment to high quality governance practices enhances stockholder value and goes beyond simply complying with applicable requirements. It means adhering to the highest standards of ethics and integrity. To that end, the Board has adopted a number of policies and processes to ensure effective governance of the Board and the Company. Our key governance documents are described below and may be found on our website at www.acmepacket.com under the heading “Investor Relations”. Our website and the information contained therein are not incorporated into this Proxy Statement.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to help fulfill its responsibilities to the Company’s stockholders to oversee the work of management and the Company’s business operations. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	the principal responsibility of the Board is to oversee the work of management and the Company’s business operations;

•	a majority of the members of the Board shall be independent directors;

•	the Board will have complete access to management;

•	the independent directors shall meet regularly in executive sessions;

•	at least annually, the Compensation Committee will perform an evaluation of the performance of the Chief Executive Officer; and

•	at least annually, the Nominating and Corporate Governance Committee shall conduct an evaluation of the performance of the Board.

Our Corporate Governance Guidelines may be found on our website at www.acmepacket.com under the heading “Investor Relations” and are also available in print to any stockholder who requests them by writing to Acme Packet, Inc., Investors Relations, 100 Crosby Drive, Bedford, MA 01730-1438, or by emailing ir@acmepacket.com.

Board Independence

The Corporate Governance Guidelines provide that a majority of the Board shall be independent under Section 10A of the Securities Exchange Act of 1934, as amended, the listing standards of the NASDAQ Stock Market and other applicable laws. To be considered independent under these standards, the Board must determine that a director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director will not be considered independent if he or she, or an immediate family member, has been within the last three years:

•	an executive officer of Acme Packet, Inc.;

•

a current partner of Acme Packet, Inc.’s independent registered public accounting firm or an employee of Acme Packet, Inc.’s independent registered public accounting firm who personally worked on the Acme Packet, Inc. audit;

•	an executive officer of a public company that has, on the compensation committee of its Board of Directors, an executive officer of Acme Packet, Inc.;

•	a paid advisor or consultant to Acme Packet, Inc. receiving in excess of $120,000 per year in direct compensation from Acme Packet, Inc. (other than fees for service as a director); or

•

an employee (or in the case of an immediate family member, an executive officer) of a company that does business with Acme Packet, Inc. and the annual payments to or from Acme Packet, Inc. exceeded the greater of $200,000 or 5% of the other company’s annual total revenues.

The Board has considered the independence of its members in light of the Board’s independence criteria. In connection with its independence considerations, the Board has reviewed Acme Packet Inc.’s relationships with organizations with which our directors are affiliated, and has determined that such relationships were generally established in the ordinary course of business and are not material to us, any of the organizations involved, or our directors. Based on the foregoing, the Board has determined that each director of Acme Packet, Inc. satisfies the criteria and is independent, except for Andrew D. Ory, our President and Chief Executive Officer, Patrick J. MeLampy, our Chief Technology Officer and Robert G. Ory, our Corporate Secretary and Assistant Treasurer.

Director Nomination Process

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of potential candidates by members of the committee and the Board.

In considering whether to recommend any particular candidate for inclusion on the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines. See below under “Policies Governing Director Nominations” for a description of the related Corporate Governance Guidelines.

Stockholders wishing to nominate a director candidate may do so by sending the candidate’s name, biographical information and qualifications to the Chair of the Nominating and Corporate Governance Committee in care of the Corporate Secretary, Acme Packet, Inc., 100 Crosby Drive, Bedford, MA 01730-1438. All director nominations should be made in accordance with the provisions set forth in our Amended and Restated By-laws, as amended, or By-laws. You also may obtain a copy of our By-laws by writing to the Corporate Secretary at the address set forth above.

Nominations for director may be made by any stockholder entitled to vote who complies with the advance notice provision in our By-laws. For our 2013 Annual Meeting of Stockholders, which is expected to be held on May 3, 2013, we must receive this notice either by personal delivery, nationally recognized express mail or United States postal service, postage prepaid, between October 24, 2012 and November 22, 2012, and the notice must contain the information specified in our By-laws. Pursuant to Rule 14(a)-8 of the Securities Exchange Act of 1934, as amended, the deadline for submitting stockholder proposals for inclusion in our Proxy Statement and form of proxy for our next Annual Meeting is November 22, 2012. For further information, see “Stockholder Proposals and Director Nominations for our 2013 Annual Meeting” on page 44.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

In June 2006, our Board adopted a Code of Business Conduct and Ethics, or the Code, which applies to our employees, executive officers and members of the Board. The Company strives to apply high ethical, moral and legal principles in every aspect of our business conduct. The Code is a guide for each of our employees, executive officers and members of the Board to follow in meeting these principles. The Code is available on our website at www.acmepacket.com under the heading “Investor Relations”. In addition, we will post on our website all disclosures that are required by law or the listing standards of the NASDAQ Stock Market concerning any amendments to, or waivers from, any provision of the Code. During 2011 there were no substantive changes to the Code and no waivers to it were granted.

Whistleblower Policy

In June 2006, the Board adopted a Policy on Complaints of Accounting, Internal Accounting Controls and Auditing Matters, or a Whistleblower Policy. The Company’s internal controls and operating procedures are intended to prevent, deter and remedy any violation of the applicable laws and regulations that relate to accounting, internal accounting controls and auditing matters. This policy provides protection for employees who provide information, cause information to be provided, or otherwise assist in an investigation which the employee reasonably believes is related to fraud. The Whistleblower Policy is available on our website at www.acmepacket.com under the heading “Investor Relations”. Employees may provide information anonymously via mail, email or by telephone. If requested, we will strive to keep information that has been submitted confidential, subject to any need to conduct an effective investigation and take appropriate action.

Certain Relationships and Related Party Transactions

Related Party Transactions

In March 2007, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, adopted a Related Party Transactions Policy providing for the review and approval or ratification by the Nominating and Corporate Governance Committee of certain transactions or relationships involving Acme Packet, Inc. and its directors, nominees for election as a director, executive officers, holders of more than 5% beneficial ownership of the Company’s common stock and their affiliates. In reviewing a transaction or relationship, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether it is on terms no more favorable than terms generally available to an unaffiliated third party under similar circumstances, as well as the extent of the related party’s interest in the transaction.

We do not currently provide personal loans to our executive officers or directors.

The Company employs Mr. Robert G. Ory, the Company’s Corporate Secretary, Assistant Treasurer and director and the father of the Company’s President, Chief Executive Officer and director, Mr. Andrew D. Ory. Mr. Robert G. Ory receives no compensation for his service on the Board of the Company. Mr. Robert G. Ory’s base salary for 2012 is $125,000. It is expected that Mr. Robert G. Ory will receive approximately $2,200 in other compensation, which is comprised of group term life insurance coverage in excess of $50,000 which must be included as income using the Internal Revenue Service, or IRS, Premium Table. Additionally, Mr. Robert G. Ory’s long-term disability, or LTD, coverage results in a gross-up to income in an amount equal to the amount of annual premium paid in order to provide the LTD coverage. Additionally, the Company employs Mr. James D. Ory, Director, Sales – North America, the brother of the Company’s President, Chief Executive Officer and director, Mr. Andrew D. Ory, and the son of the Company’s Corporate Secretary, Assistant Treasurer and director, Mr. Robert G. Ory. Mr. James D. Ory’s base salary for 2012 is $122,100. It is expected that Mr. James D. Ory will receive approximately $2,500 in other compensation which is comprised of group term life insurance coverage in excess of $50,000, which must be included as income using the IRS Premium Table. Additionally, Mr. James D. Ory’s LTD coverage results in a gross up to income in an amount equal to the amount of annual premium paid in order to provide the LTD coverage. As Director Sales — North America, Mr. James D. Ory is eligible for commission compensation pursuant to the Company’s variable compensation program for members of the Company’s sales force. For the 2012 year, Mr. James D. Ory’s commission rate in meeting his annual net bookings quota is 2.14% and he is eligible to receive grants of merit stock options at the discretion of the Board. Mr. James D. Ory’s commission plan is subject to commission rate “accelerators” at various quota attainment levels in excess of the annual net bookings quota and is commensurate with his position and those of similarly situated sales professionals at the Company. Any grants of stock options are made in line with the Company’s granting policies and guidelines. The compensation paid by the Company in the context of these employment relationships is consistent with prevailing levels of compensation in the marketplace for the applicable position and these employment relationships have been approved by the Board of Directors of the Company, including the Nominating and Corporate Governance Committee pursuant to the Company’s Related Party Transaction Policy.

Communication with the Board

Our Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if, and as, appropriate. Stockholders who wish to send communications on any topic to the Board should address such communications to the Board, in care of our Corporate Secretary, Acme Packet, Inc., 100 Crosby Drive, Bedford, MA 01730-1438.

Anyone who has a concern regarding our accounting, internal accounting controls, or auditing matters may communicate that concern to the Audit Committee in care of our Corporate Secretary, Acme Packet, Inc., 100 Crosby Drive, Bedford, MA 01730-1438. You may contact the Audit Committee in writing, in care of Acme Packet, Inc. at the same address. Interested parties, including our employees, may also contact the Audit Committee electronically by submitting comments on our website at www.acmepacket.com under the heading “Investor Relations” and then selecting “Whistleblower HotLine” under the heading “Corporate Governance” or contacting the whistleblower hotline at 1.877.470.8320 or +1.678.999.4546. All such communications will be referred to the Audit Committee and will be tracked and investigated in the ordinary course by the Audit Committee or any designated delegate thereof.

Board and Committee Evaluation Process

The Nominating and Corporate Governance Committee leads an annual assessment of the Board’s performance and of its contribution as a whole. In addition, each committee of the Board annually reviews its performance. The Board views the annual self-assessment reviews as an integral part of its commitment to achieve high levels of the Board and committee performance.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Board of Directors

Our business, property and affairs are managed under the direction of the Board. Directors are kept informed of our business through discussions with the executive officers of the Company, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

Our Board held nine meetings during 2011 and acted by written consent three times. To assist it in carrying out its duties, the Board has delegated certain authority to several committees. Overall attendance at Board and committee meetings was 96% and attendance was at least 89% for each director at Board and committee meetings.

Directors are strongly encouraged to attend the Annual Meeting of Stockholders either in person or via teleconference. At our last Annual Meeting of Stockholders, which was held on May 5, 2011, Messrs. Gary J. Bowen, David B. Elsbree, Robert C. Hower, Patrick J. MeLampy, J. Russell Muirhead, Andrew D. Ory and Robert G. Ory attended.

The Board has a separately designated Audit Committee established in accordance with the Securities Exchange Act of 1934, as amended, as well as a Nominating and Corporate Governance Committee and Compensation Committee. The table below provides membership information for the Board and each committee as of the date of this Proxy Statement.

	Audit	Nominating and Corporate Governance	Compensation
Independent Directors
Gary J. Bowen (lead independent director)(1)	X	X	X
David B. Elsbree(2)	X
Robert C. Hower(3)	X	X	X
J. Russell Muirhead		X	X

Inside Directors
Andrew D. Ory
Patrick J. MeLampy
Robert G. Ory

(1)	Chairman of the Nominating and Corporate Governance Committee.

(2)	Chairman of the Audit Committee.

(3)	Chairman of the Compensation Committee.

Board Leadership Structure

Our Company is led by Mr. Andrew D. Ory, who has served as our President and Chief Executive Officer and as a member of the Board since August 2000. Our lead independent director is Gary J. Bowen. We have never had, and do not currently have, a designated Chairman of the Board.

Of the seven members of our Board, four are independent from management. Mr. Gary J. Bowen, as lead independent director, leads the executive sessions of the Board. In addition, the independent chair of each standing committee reports to the Board.

Our Board leadership structure reflects our entrepreneurial history and collaborative culture, a structure we believe is currently effective and most suitable for the Company. Our leadership structure is appropriate for our Company given the size and scope of our business, the experience and active involvement of our independent directors, and our corporate governance practices, which include regular communication with and interaction between and among Mr. Andrew D. Ory, management and the independent directors. The Board believes that the Company’s Chief Executive Officer is best suited to lead the Company because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. As a result, we have a single leader for our Company with oversight of Company operations by experienced independent directors who have appointed a lead director and three independent committee chairs.

Audit Committee

The Audit Committee’s responsibilities include:

•	overseeing the Company’s financial reporting process;

•

overseeing and monitoring the effectiveness of internal control over financial reporting and disclosure controls and procedures, including the Company’s system to monitor and manage financial statement risk;

•	reviewing the Company’s overall anti-fraud programs and overseeing the investigation of allegations of fraud relating to the Company or any of its officers, directors, employees, or agents;

•

selecting, retaining, approving the compensation and ensuring the independence of our independent registered public accounting firm, including pre-approval of all services performed by our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including the receipt and consideration of certain reports;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the Audit Committee Report required by SEC rules.

The members of the Audit Committee are Messrs. David B. Elsbree (Chair), Gary J. Bowen and Robert C. Hower. The Board has determined that Mr. Elsbree is an “audit committee financial expert” defined in Item 407(d)(5)(ii) of Regulation S-K. In 2011, the Audit Committee met five times.

The Audit Committee Charter is published on our website at www.acmepacket.com under the heading “Investor Relations” and is also available in print to any stockholder who requests it by writing to Acme Packet, Inc., Investor Relations, 100 Crosby Drive, Bedford, MA 01730-1438 or by emailing ir@acmepacket.com.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	overseeing of management’s decisions concerning the performance and compensation of other company officers;

•	annually reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer compensation and the compensation structure for our executive officers;

•	evaluating the Chief Executive Officer’s performance, at least annually, and based on these evaluations setting the Chief Executive Officer’s compensation;

•	reviewing and approving, or making recommendations to the Board with respect to, the evaluation process and compensation of our executive officers;

•	overseeing and administering our equity incentive plans;

•	reviewing executive compensation for compliance with Section 16 of the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue Code; and

•	preparing the annual compensation report and compensation discussion and analysis section of our Proxy Statement.

The members of the Compensation Committee are Messrs. Robert C. Hower (Chair), Gary J. Bowen and J. Russell Muirhead. In 2011, the Compensation Committee met thirteen times.

While our Board bears the ultimate responsibility for approving compensation of our executive officers, the Compensation Committee assists the Board in discharging these responsibilities. The Compensation Committee also has the authority of the Board with respect to the administration of our equity incentive plans.

In June 2010, the Compensation Committee engaged Pearl Meyer & Partners, or PM&P, an executive compensation consulting firm, to assist with an evaluation of our executive compensation practices, which was used by the Compensation Committee in making decisions regarding our compensation practices in 2011. For additional information, see “Executive Compensation—Compensation Discussion and Analysis-Use of Outside Consultants and Peer Groups”.

The Compensation Committee Charter is published on our website at www.acmepacket.com under the heading “Investor Relations” and is also available in print to any stockholder who requests it by writing to Acme Packet, Inc., Investor Relations, 100 Crosby Drive, Bedford, MA 01730-1438 or by emailing ir@acmepacket.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending our Code of Business Conduct and Ethics to the Board;

•	developing and recommending our Corporate Governance Guidelines to the Board;

•	identifying individuals qualified to become directors;

•	reviewing with the Board the standards to be applied in making determinations regarding the independence of Board members;

•	reviewing and making recommendations to the Board with respect to size, composition and structure of the Board and its committees;

•	overseeing an annual evaluation of the Board and its committees;

•	reviewing committee compensation and benefits and recommending changes to the Board;

•	developing and recommending to the Board procedures for a stockholder to send communications to the Board; and

•	providing general advice to the Board on corporate governance matters.

The members of the Nominating and Corporate Governance Committee are Messrs. Gary J. Bowen (Chair), Robert C. Hower and J. Russell Muirhead. In 2011, the Nominating and Corporate Governance Committee met three times.

The Nominating and Corporate Governance Committee Charter is published on our website at www.acmepacket.com under the heading “Investor Relations” and is also available in print to any stockholder who requests it by writing to Acme Packet, Inc., Investors Relations, 100 Crosby Drive, Bedford, MA 01730-1438 or by emailing ir@acmepacket.com.

Board Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee, as opposed to the full Board, receives a report, the Chairman of the relevant committee reports on the discussion to the full Board during the “committee reports portion” of the next Board meeting. By having each Committee chair and the Board receive reports directly from management as appropriate, the full Board and its committees are able to coordinate the risk oversight role, particularly with respect to risk interrelationships. During 2011, there was established within the Company an enterprise risk management steering committee comprised of members of senior management. The purpose of the committee is to prepare and present to the Board a consolidated enterprise wide report of the assessment of material risks to the Company and the actions taken to mitigate such risks. In January 2012, the initial presentation of the report to the Board disclosed risk exposure in certain organizations in the Company and actions taken to mitigate such risks.

When designing the Company’s overall compensation program, the Compensation Committee considers the potential measures the executive officers might be motivated to take to meet the designated performance targets to ensure that the structure does not encourage excessive risk taking. We believe that the current and historical “pay mix” of salary, commissions and short-term incentive compensation, as well as long-term incentive compensation in the form of equity awards, do not create risks that might otherwise have a material adverse effect on the Company. In arriving at this determination, the Compensation Committee reviewed the compensation structure for both the executives and the Company as a whole, and noted numerous ways in which risk is effectively managed or mitigated.

Policies Governing Director Nominations

Director Qualifications

The Nominating and Corporate Governance Committee is responsible for reviewing with our Board, from time to time, the appropriate qualities, skills and characteristics desired of members of the Board in the context of the needs of the business and the then current Board composition.

The Nominating and Corporate Governance Committee considers the criteria set forth in our Corporate Governance Guidelines. In determining the suitability of candidates for the Board, the Nominating and Corporate Governance Committee will take into account an individual’s skills, expertise, industry and other knowledge and business experience that would be useful for the effective oversight of our business.

Board Diversity

Our Corporate Governance Guidelines specify that when determining the suitability of individual Board members, the Nominating and Corporate Governance Committee is to take into account an individual’s skills, expertise, industry and other knowledge, and business experience that would be applicable to maintain the effective oversight of the Company’s business. The Nominating and Corporate Governance Committee seeks nominees with a highly diverse level of professional experience, skill, and background. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, gender, sexual orientation, disability or any other basis proscribed by law.

Process for Identifying and Evaluating Director Nominees

The Nominating and Corporate Governance Committee has established a process for identifying and evaluating nominees for directorship. Although the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders, the Nominating and Corporate Governance Committee believes that the process it uses to identify and evaluate nominees for director is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further our corporate objectives. The Nominating and Corporate Governance Committee may identify nominees through the use of professional search firms that may utilize proprietary screening techniques to match candidates to the Nominating and Corporate Governance Committee’s specified qualifications. The Nominating and Corporate Governance Committee may also receive recommendations from existing directors, executive officers, key business partners, and trade or industry affiliations. The Nominating and Corporate Governance Committee will evaluate nominations at regular or special meetings, and in evaluating nominations, will seek to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above under “Director Qualifications”. The Board itself is ultimately responsible for recommending candidates for election to the stockholders or for appointing individuals to fulfill a vacancy.

Procedures for Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. In evaluating candidates recommended by our stockholders, the Nominating and Corporate Governance Committee applies the same criteria discussed above under “Director Qualifications”. Any stockholder recommendations for director nominees proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name and qualifications for board membership and should be addressed in writing to the Nominating and Corporate Governance Committee, in care of Acme Packet, Inc., Corporate Secretary, 100 Crosby Drive, Bedford, MA 01730-1438. In addition, our By-laws permit stockholders to nominate directors for consideration at an annual stockholder meeting in accordance with certain procedures.

From time to time, the Board may establish other committees to facilitate the management of our business.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committees serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee. None of the current or previous members of our Compensation Committee has ever been an employee of Acme Packet, Inc. or any subsidiary of Acme Packet, Inc.

ELECTION OF DIRECTORS

(Proposal 1 on the Proxy Card)

Our full Board consists of seven directors. Pursuant to our By-laws and our Restated Certificate of Incorporation, our Board is divided into three classes, with one class of directors elected each year for a three-year term of office at the Annual Meeting of Stockholders. All directors of a class hold their positions until the Annual Meeting of Stockholders at which their terms of office expire or until their successors have been duly elected and qualified. The current composition of the Board is:

Class I Directors (serving until the 2013 Annual Meeting of Stockholders)	J. Russell Muirhead Andrew D. Ory

Class II Directors (serving until the 2014 Annual Meeting of Stockholders)	Gary J. Bowen Robert C. Hower

Class III Directors (serving until the 2012 Annual Meeting of Stockholders)	David B. Elsbree Patrick J. MeLampy Robert G. Ory

The Board, upon recommendation by the Nominating and Corporate Governance Committee, has nominated Messrs. Elsbree, MeLampy and R. Ory for re-election as Class III directors to hold office until the Annual Meeting of Stockholders to be held in 2015, or until their respective successors have been duly elected and qualified. In the event that any of the nominees shall be unable or unwilling to serve as a director, the Board shall reserve discretionary authority to vote for a substitute, or substitutes. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve. Proxies cannot be voted for any persons other than the nominees.

Director Qualifications and Review of Director Nominees

Our Nominating and Corporate Governance Committee conducts searches for individuals qualified to become members of our Board and recommends to our Board nominees for election. The Nominating and Corporate Governance Committee reviews the composition of the Board as a whole with the Board and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by the NASDAQ Stock Market and other applicable laws and regulations. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of our business and, in accordance with the foregoing, proposing the addition of members for purposes of obtaining the appropriate members and skills.

To fulfill its responsibility to identify and recommend nominees to the Board for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works to attract candidates with those qualifications. In evaluating a director candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of the Company, and its stockholders, including the knowledge, experience and integrity of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented; each candidate’s demonstrated leadership ability and the ability to exercise sound business judgment; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by the Board and any core competencies or technical expertise necessary to staff committees of the Board. Directors should have a background and experience in areas important to the operations of the Company, and should be individuals of high integrity and independence with substantial accomplishments.

In connection with director nominations, the Nominating and Corporate Governance Committee also considers the nominees’ roles in assisting with our business strategy and overseeing our corporate governance and leadership structure.

Each nominee and current Board member brings a strong and unique background and set of skills to the Board, giving the Board, as a whole, competence and experience in a wide variety of areas, including corporate governance and board service, executive management, industry background, accounting and finance, and risk assessment. Set forth below is a discussion on certain of the specific skills that qualify each of our current directors and director nominees to serve as a director or to be nominated for re-election.

Gary J. Bowen was selected to serve as a director on our Board due to his extensive knowledge of our industry and his unique experiences managing global sales organizations for large and diverse high-technology companies.

David B. Elsbree was selected to serve as a director on our Board due to his extensive background in public accounting and auditing. Mr. Elsbree qualifies as an “audit committee financial expert” under SEC guidelines.

Robert C. Hower was selected to serve as a director on our Board due to his background in finance, his extensive experience with capital market transactions and his experience in investing in rapidly-growing, entrepreneurial technology companies.

Patrick J. MeLampy was selected to serve as a director on our Board due to his vast experience in the telecommunications and networking industries. As one of our founders and Chief Technology Officer, he brings insights into the technological direction of the industry and the Company.

Andrew D. Ory was selected to serve as a director on our Board because, as one of our founders and Chief Executive Officer, he provides unique insights into the Company’s challenges, opportunities and operations.

Robert G. Ory was selected to serve as a director on our Board due to his significant experience investing in and developing entrepreneurial companies.

J. Russell Muirhead was selected to serve as a director on our Board due to his extensive experience in the academic fields of government, leadership, and public ethics, as well as for his insights on global politics and public policy.

Nominees for Election

Class III Directors

David B. Elsbree, age 64, has served as a one of our directors since November 2006. From June 1981 until May 2004, Mr. Elsbree was a partner with Deloitte & Touche LLP. During his tenure, Mr. Elsbree served in a number of leadership roles in the firm’s high technology practice, including partner in charge of the New England High Technology Practice. Mr. Elsbree is a member of the National Association of Corporate Directors and Financial Executives International.

Patrick J. MeLampy, age 53, is one of the founders of Acme Packet, Inc. and has served as our Chief Technology Officer and one of our directors since our inception in August 2000. Prior to founding Acme Packet, Inc., Mr. MeLampy was one of the founders of and served as the Vice President of Engineering for Priority Call Management, Inc. from 1991 through its acquisition by the LHS Group in 1999. Mr. MeLampy is a member of the National Association of Corporate Directors.

Robert G. Ory, age 79, has served as one of our directors since our inception in August 2000. Mr. Robert G. Ory also served as our Treasurer from August 2000 through the completion of our initial public offering in October 2006. Mr. Robert G. Ory is the father of Mr. Andrew D. Ory, our President and Chief Executive Officer and one of our directors. Mr. Robert G. Ory has served as our Corporate Secretary and Assistant Treasurer since October 2006. Prior to joining Acme Packet, Inc., Mr. Robert G. Ory was one of the founders, as well as Treasurer, Clerk and director of Priority Call Management, Inc. from its inception in 1991 through its acquisition by the LHS Group in 1999. Mr. Robert G. Ory is a member of the National Association of Corporate Directors.

Continuing Directors

Continuing Class I Directors

Andrew D. Ory, age 45, is a founder of Acme Packet, Inc. and serves as President and Chief Executive Officer, responsible for the Company’s overall strategy and operations. Under his leadership, Acme Packet pursues its mission to enable service providers and enterprises worldwide to harness the power of interactive voice, video, and unified communications over internet protocol networks. During Andrew D. Ory’s tenure, he has spearheaded Acme Packet’s growth from a young startup pioneering a new product category and technology called session border control to today leading that category and delivering an expanding product portfolio that is fueling a new paradigm in communications—session delivery networks. Prior to founding Acme Packet in 2000, Mr. Andrew D. Ory was founder, Chief Executive Officer and Chairman of Priority Call Management, Inc., which produced network-based solutions that allowed service providers to offer prepaid calling, enhanced messaging and one-number services. Mr. Andrew D. Ory is a member of the National Association of Corporate Directors.

J. Russell Muirhead, age 46, has served as one of our directors since January 2011 and has held an endowed professorship at Dartmouth College since July 2009, where he teaches courses on ethics, the history of political thought, and American politics. Prior to joining Dartmouth College, Dr. Muirhead was a faculty member at the University of Texas at Austin from 2006 to 2009, Harvard University from 1998 to 2006, and Williams College from 1996 to 1998. Dr. Muirhead is a member of the National Association of Corporate Directors.

Continuing Class II Directors

Gary J. Bowen, age 65, has served as one of our directors since January 2001 and has been a private investor in a variety of companies since 1996. From January 1990 to 1996 he served as Executive Vice President of Field Operations and Chief Marketing Officer of Bay Networks, Inc. Mr. Bowen is a member of the National Association of Corporate Directors.

Robert C. Hower, age 47, has served as one of our directors since February 2003. Mr. Hower is a General Partner at Advanced Technology Ventures, a venture capital firm. Prior to joining Advanced Technology Ventures in March 2002, he was a director at BancBoston Ventures, Inc., a venture capital firm, which he joined in February 2000. Mr. Hower is a member of the National Association of Corporate Directors.

Executive Officers

Our executive officers and their positions are set forth below:

Name	Position(s)
Andrew D. Ory	President and Chief Executive Officer; Director
Patrick J. MeLampy	Chief Technology Officer; Director
Steven D. Aulds	Senior Vice President of Engineering
Marianne Budnik	Chief Marketing Officer
Dino Di Palma	Chief Operating Officer
James (Seamus) Hourihan	Senior Vice President of Corporate Strategy
Erin Medeiros	Senior Vice President of Professional Services
Peter J. Minihane	Chief Financial Officer and Treasurer
John F. Shields	Vice President of Manufacturing Operations

Steven D. Aulds, age 54, has served as our Senior Vice President of Engineering since January 2012. Prior to joining Acme Packet, he served one year as Senior Vice President of Engineering for Sterling Commerce, an IBM company. Prior to joining Sterling Commerce, an IBM company, he served five years as Senior Vice President of Engineering at Sterling Commerce, an AT&T, Inc. company.

Marianne Budnik, age 43, has served as our Chief Marketing Officer since September 2011. Prior to joining Acme Packet, Inc., Ms. Budnik spent two years as Chief Marketing Officer at CA Technologies Inc. Prior to joining CA Technologies Inc., Ms. Budnik held a series of leadership positions within EMC Corporation spanning global field marketing, operations and strategic planning, and product marketing.

Dino Di Palma, age 44, has served as our Chief Operating Officer since January 2012. Mr. Di Palma served as our Senior Vice President of Worldwide Sales and Business Development from January 2011 through January 2012 and our Vice President Sales and Business Development from February 2001 through January 2011. Prior to joining Acme Packet, Inc., Mr. Di Palma served six years as Manager of Systems Engineering, Vice President of CALA Sales and Vice President Business Development at Sema Priority Call, Inc., which produced network-based solutions that allowed service providers to offer prepaid calling, enhanced messaging and one-number services.

James (Seamus) Hourihan, age 58, has served as our Senior Vice President of Corporate Strategy since September 2011. Mr. Hourihan was our Senior Vice President of Marketing and Product Management from January 2011 through September 2011. He served as Vice President of Marketing and Product Management from August 2001 through September 2011. Prior to joining Acme Packet, Inc., Mr. Hourihan was Vice President of Marketing for Pingtel, Inc., a provider of Session Initiation Protocol (SIP) products and technology, from November 1999 to July 2001.

Erin Medeiros, age 38, has served as our Senior Vice President of Professional Services since January 2011. Ms. Medeiros served as Vice President of Professional Services from November 2005 to December 2010, as Director of Systems Engineering from January 2004 to November 2005, and as our Manager of Systems Engineering from June 2001 to January 2004. Prior to joining Acme Packet, Inc., Ms. Medeiros spent six years in various systems engineering positions, including Manager of Systems Engineering at Sema Priority Call, Inc.

Peter J. Minihane, age 63, has served as our Chief Financial Officer and Treasurer since September 2008. Prior to joining Acme Packet, Inc., Mr. Minihane was the Chief Financial Officer and Chief Operating Officer of Colubris Networks, Inc., a global provider of intelligent wireless local area networks for enterprises and service providers. Prior to joining Colubris Networks, Inc. in 2007, Mr. Minihane was Chief Financial Officer and Chief Operating Officer of StarBak Communications, Inc. Mr. Minihane is a Certified Public Accountant in the Commonwealth of MA.

John F. Shields, age 48, has served as our Vice President of Manufacturing Operations since April 2007 and served as our Director of Manufacturing Operations from May 2002 to March 2007. Prior to joining Acme Packet, Inc., Mr. Shields was Director of Manufacturing for Crescent Networks, Inc. a service edge router company, from August 1999 to May 2002.

STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding beneficial ownership of our common stock as of March 6, 2012 by:

•	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our Named Executive Officers (the individuals that appear on the Summary Compensation Table on page 30); and

•	our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to our common stock. Shares of common stock issuable under options and restricted stock units that are exercisable within 60 days after March 6, 2012 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. On March 6, 2012, the record date, there were 68,163,764 shares of our common stock outstanding.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
5% Stockholders
FMR LLC(1)	10,068,733	14.77%
Ameriprise Financial, Inc. and related entities(2)	6,686,886	9.81%
Bank of America Corporation and related entities(3)	5,035,741	7.39%
Wellington Management Company, LLP(4)	4,103,106	6.02%
Directors and Officers(5)
Steven D. Aulds	—	*
Gary J. Bowen(6)	550,943	*
Marianne Budnik	—	*
Dino Di Palma(7)	81,222	*
David B. Elsbree(8)	61,137	*
James (Seamus) Hourihan(9)	331,977	*
Robert C. Hower(10)	33,026	*
Erin Medeiros(11)	188,211	*
Patrick J. MeLampy(12)	4,059,720	5.95%
Peter J. Minihane(13)	180,813	*
J. Russell Muirhead(14)	25,000	*
Andrew D. Ory(15)	4,275,906	6.25%
Robert G. Ory(16)	1,527,087	2.24%
John F. Shields(17)	73,533	*
All directors and executive officers as a group (14 persons)(18)	11,388,575	16.41%

*	Less than one percent of our common stock outstanding.

(1)	The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109. Shares beneficially owned consist of 10,068,733 shares held by FMR, LLC. This information is based on a Schedule 13G filed with the SEC on February 10, 2012.

(2)	The address for Ameriprise Financial, Inc. is 145 Ameriprise Financial Center, Minneapolis, MN 55474. Shares beneficially owned consist of 6,686,886 shares held by Ameriprise Financial, Inc. This information is based on a Schedule 13G/A filed with the SEC on February 14, 2012.

(3)	The address for Bank of America Corporation is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255. Shares beneficially owned consist of 5,035,741 held by Bank of America Corporation. This information is based on a Schedule 13G filed with the SEC on February 14, 2012.

(4)	The address for Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210. Shares beneficially owned consist of 4,103,106 shares held by Wellington Management Company, LLP. This information is based on a Schedule 13G filed with the SEC on February 14, 2012.

(5)	The address of each director and officer stockholder named in the table is c/o Acme Packet, Inc., 100 Crosby Drive, Bedford, MA 01730-1438.

(6)	Shares beneficially owned include 18,750 shares subject to options exercisable within 60 days of March 6, 2012.

(7)	Shares beneficially owned include 81,222 shares subject to options exercisable within 60 days of March 6, 2012.

(8)	Shares beneficially owned include 50,000 shares subject to options exercisable within 60 days of March 6, 2012 and 200 shares owned by his wife. Mr. Elsbree disclaims beneficial ownership of the shares held by his wife.

(9)	Shares beneficially owned include 324,002 shares subject to options exercisable within 60 days of March 6, 2012.

(10)	Shares beneficially owned include 25,000 shares subject to options exercisable within 60 days of March 6, 2012.

(11)	Shares beneficially owned include 183,211 shares subject to options exercisable within 60 days of March 6, 2012.

(12)	Shares beneficially owned include 40,250 shares subject to options exercisable within 60 days of March 6, 2012 and 1,212,000 shares owned by The MeLampy-Lawrence Family Trust for the benefit of the minor children of Mr. MeLampy. Mr. MeLampy’s wife is the trustee of The MeLampy-Lawrence Family Trust. Mr. MeLampy disclaims beneficial ownership of the shares held by The MeLampy-Lawrence Family Trust.

(13)	Shares beneficially owned include 180,813 shares subject to options exercisable within 60 days of March 6, 2012.

(14)	Shares beneficially owned include 25,000 shares subject to options exercisable within 60 days of March 6, 2012.

(15)	Shares beneficially owned include 249,002 shares subject to options exercisable within 60 days of March 6, 2012 and 135,661 shares held by his wife, Linda Hammett Ory. Mr. Andrew D. Ory disclaims beneficial ownership of the shares held by Ms. Ory.

(16)	Shares beneficially owned include 1,213,142 shares owned by The Ory Family Trust for the benefit of the minor children of Mr. Andrew D. Ory and Mrs. Linda Hammett Ory and 95,585 shares held by his wife, Mrs. Marjorie Ory. Mr. Robert G. Ory is trustee of The Ory Family Trust and exercises shared voting and investment control over the shares held by The Ory Family Trust. Mr. Robert G. Ory and Mrs. Marjorie Ory are the parents of Mr. Andrew D. Ory, our Chief Executive Officer and President and one of our directors and founders. Mr. Robert G. Ory disclaims beneficial ownership of the shares held by his wife, Mrs. Marjorie Ory and the shares held by The Ory Family Trust.

(17)	Shares beneficially owned include 68,533 shares subject to options exercisable within 60 days of March 6, 2012.

(18)	Shares beneficially owned include 1,245,783 shares subject to options exercisable within 60 days of March 6, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of holdings and transactions in our common stock with the SEC. Based on our records and other information, we believe that, in 2011, none of our directors, executive officers or 10% stockholders failed to file a required report on time, other than the following transactions: a sale of 2,500 common shares by the Linda G. Hammett Ory Revocable Trust was reported on Mr. Andrew D. Ory’s Form 4 (the shares held by the Linda G. Hammett Ory Revocable Trust are reported on Mr. Andrew D. Ory’s Form 4 as beneficial ownership may be attributed to him); and a grant of 21,000 restricted stock units by Acme Packet to Mr. Hourihan. These reports were filed promptly upon discovery that a report covering that transaction was not filed on time.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board currently has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Compensation Committee ensures that the total compensation paid to the Company’s executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to executive officers are similar to those provided to other executive officers of publicly-traded companies with similar characteristics as the Company.

Throughout this Proxy Statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during 2011, as well as the other individuals included in the Summary Compensation Table on page 30, are referred to collectively as the Named Executive Officers.

Executive Summary—2011 in Review

Although our financial results in 2011 were highlighted by record revenue, net income and ending cash, cash equivalents and investments these results fell short of our expectations.

•	Total revenue was $307.3 million, an increase of 33% over 2010.

•	Net income was $44.4 million, or $0.63 per share on a diluted basis, compared to $43.0 million, or $0.63 per share on a diluted basis in 2010.

•	At December 31, 2011, we had $372.2 million in cash, cash equivalents and investments, as compared to $275.7 million at the end of 2010.

Our non-financial highlights from 2011 include:

•	Adding over 300 customers and now serving more than 1,600 customers in over 107 countries.

•	Having now deployed over 16,000 systems, up from 12,000 systems one year ago.

•	Having our solutions deployed at 88 of the world’s top 100 service providers and 41 of the Fortune 100 corporations.

Compensation Philosophy and Objectives

We believe that the most effective executive compensation program is one that aligns executive officers’ interests with those of the stockholders by rewarding the achievement of Company performance above established goals, with the ultimate objective of improving stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain employees in key positions, and that compensation provided to executive officers remains competitive relative to the compensation paid to similarly situated executive officers of our peer companies. Our executive compensation program is designed to attract and retain those individuals with the skills necessary for us to achieve our long-term business and strategic goals, to motivate and reward individuals who perform at, or above, the levels that we expect, and to link a portion of each executive officer’s compensation to the achievement of our business objectives. To that end, the Compensation Committee believes executive compensation packages provided by the Company to its executive officers, including the Named Executive Officers, may include salary, commissions and short-term incentive compensation, as well as long-term incentive compensation in the form of equity awards.

At last year’s Annual Meeting of Stockholders on May 5, 2011, the stockholders approved an advisory resolution to approve the Company’s 2010 executive compensation. Of the votes “For,” “Against,” and

“Abstain,” 97.86% of the vote was “For”, and as a result the executive compensation of our Named Executive Officers was approved. The stockholders also approved a resolution that the preferred frequency of an advisory vote to approve the executive compensation of the Company’s Named Executive Officers should be every one year. In line with the significant level of support shown by the approval of the advisory resolution, no changes to the Company’s philosophy and objectives were necessary based on the vote results. The Company’s compensation program remained consistent in 2011 compared to 2010.

While this vote was not binding on the Company, our Board of Directors or our Compensation Committee, we believe that it is important for our shareholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our Proxy Statement. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the compensation of our named executive officers, as disclosed in our Proxy Statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to our annual advisory vote on executive compensation, we are committed to ongoing engagement with our shareholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving our senior management, directors and representatives of our shareholders. Additionally, we have determined that our shareholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by our shareholders at the 2011 Annual Meeting of Stockholders. Accordingly, our Board recommends that you vote FOR Proposal 2 at the Annual Meeting. For more information, see “Proposal 2—Advisory Vote to Approve Executive Compensation”.

Role of Executive Officers in Compensation Decisions

The Compensation Committee approves all compensation decisions for the Chief Executive Officer of the Company, including equity awards. Decisions regarding the non-equity compensation of other officers are made by the Compensation Committee upon the recommendation of the Chief Executive Officer.

The Chief Executive Officer annually reviews the performance of each Named Executive Officer. The review process is discussed and approved by the Compensation Committee. The Chief Executive Officer’s performance is reviewed at least annually by the Compensation Committee. These performance reviews, in combination with market survey data of our peer companies and a national high technology industry survey, may result in salary and short-term incentive increases as well as annual equity award recommendations. The Compensation Committee may accept these recommendations, or exercise its discretion in modifying any recommended adjustments or awards to executive officers.

Setting Executive Compensation

Based on the foregoing objectives, the Compensation Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executive officers to achieve the business goals set by the Company and reward the executive officers for achieving such goals. Our pay mix of base salary, target short and long-term incentives is weighted more heavily toward long-term incentives as compared to the market median practices. The November 2011 Pearl Meyer & Partners “Executive Compensation Competitive Market Assessment” report indicates that of our Chief Executive Officer’s pay mix, 75% of his total direct compensation is in the form of long-term incentives in contrast to the Market Composite Chief Executive Officer’s wherein 60% of their total direct compensation is in the form of long-term incentive. Also, that same report indicates that “all other Acme Packet executives” combined are at 70% of total direct compensation in the form of long-term incentive in contrast to the Market Composite wherein “all other executives” are at 50% of total direct compensation.

Salary levels are updated annually as part of the Company’s performance review process, as well as upon a promotion or other changes in an executive officer’s job responsibility. Merit-based increases to salaries of our

Chief Executive Officer are based on the Compensation Committee’s assessment of his performance, as well as an assessment of the competitiveness of his compensation relative to the market. Merit-based increases to salaries for our executive officers, other than our Chief Executive Officer, are based on our Chief Executive Officer’s assessment of each executive officer’s performance in combination with an assessment of the competitiveness of the Company’s executive officers compensation relative to the market. The Chief Executive Officer’s recommendations regarding salary increases are reviewed and approved by our Compensation Committee.

A significant percentage of total cash compensation is in the form of short-term incentive compensation, which provides for variable cash payments based on the Company’s performance, pursuant to the Company’s “pay for performance” philosophy. There is no pre-established policy or target for the allocation between either cash and non-cash or short and long-term incentive compensation. When designing compensation arrangements, the Compensation Committee considers the particular risks the executive officers might be motivated to take to meet the designated performance targets to ensure that the structure does not encourage excessive risk taking.

Use of Outside Consultants and Peer Groups

To assist the Compensation Committee in structuring the Company’s annual base salary and short and long-term incentive based compensation, the Compensation Committee has, on an annual basis, engaged the services of compensation consultants.

In June 2009, the Compensation Committee engaged PM&P to provide updates to our group of peer companies and to conduct a competitive market assessment of our compensation programs and practices.

In June of 2010, PM&P was again retained to review the Company’s Peer Group, as the Company’s revenue and market capitalization had grown to the point wherein the revenue and market capitalization of many of the companies included in the Peer Group were significantly less than the Company’s, and one company, Starent Networks Corporation, had been acquired, thereby requiring it to be excluded. Of the twelve firms comprising the Peer Group for 2010 executive compensation, eight firms were excluded for the aforementioned reasons. In turn, six new firms were added to the remaining four firms thereby creating a new Peer Group of ten U.S.-based publicly-traded companies, referred to as the 2011 Peer Group. An updated market composite was calculated reflecting an average of the Peer Group and the survey group data, referred to as the 2011 Market Composite.

The companies comprising the Peer Group are:

Aruba Networks, Inc.	NetScout Systems, Inc.
Emulex Corporation	Oclaro, Inc.
Infinera Corporation	Riverbed Technology Inc.
Inter Digital, Inc.	Sonus Networks, Inc.
Ixia	Tekelec

In November 2010, PM&P provided the Compensation Committee reports with respect to the Peer Group’s compensation practices, including base salary, as well as short and long-term incentive programs, which were used in making decisions related to our 2011 compensation practices.

In July 2011 PM&P reviewed the 2011 Peer Group for continued appropriateness in 2012. Based on the PM&P review, the conclusion was that all 10 “peers” continue to be appropriate for inclusion and should be used for external compensation comparison in making 2012 compensation recommendations.

2011 Executive Compensation Components

In 2011, the components of cash compensation for our executive officers included the executive officer’s base salary and variable bonus compensation and also, specifically for one Named Executive Officer, commissions, all referred to as short-term incentive compensation. The long-term incentive component of our compensation for executive officers is provided through our equity incentive program. The Company competes with many larger companies for top level executive talent. Accordingly, the Compensation Committee generally sets compensation for executive officers between the 50th and 66th percentiles of the 2011 Market Composite as described above. Variations from this target compensation range may occur as a function of the experience level of the individual and market factors.

Base Salary

The Company provides executive officers and other employees with a base salary to compensate them for services rendered during the year. Base salaries for executive officers are determined by his or her position and responsibility with the Company, and the comparison to market data.

In January 2011, the Compensation Committee reviewed the salaries for the Named Executive Officers, based in part on the results of the analyses provided by PM&P in November 2010. The Company’s competitive posture, in particular as it relates to the cash compensation elements, decreased notwithstanding increases in 2010 base salaries. The following observations were made from the PM&P November 2010 survey results: (i) the base salaries of our Named Executive Officers when compared to the 2011 Market Composite ranged from under the 25th percentile to the 60th percentile with an average at the 35th percentile and (ii) target total cash compensation ranged from below the 25th to the 55th percentile with an average at the 33rd percentile.

Based on the results of the 2011 Market Composite, in January 2011 the Compensation Committee approved increases to the base salaries, effective January 1, 2011, for each Named Executive Officer as set forth in the table below:

Name	2010 Base Salary	2011 Base Salary	2011 Base Salary Percentage Increase	New Base Salary Percentile of 2011 Market Composite
Andrew D. Ory	$415,000	$450,000	8.43%	49	th
Patrick J. MeLampy	335,000	350,000	4.48	73	rd
Peter J. Minihane	270,000	285,000	5.56	50	th
Dino Di Palma	235,000	250,000	6.38	25	th
James (Seamus) Hourihan	230,000	240,000	4.35	<25	th

In January 2012, the Compensation Committee reviewed the salaries for the Named Executive Officers, based in part on the results of the analyses provided by PM&P in November 2011. The Company’s competitive posture, in particular as it relates to the cash compensation elements, remained relatively low notwithstanding the 2011 base salary increases. The following observations were made from the PM&P November 2011 survey results: (i) the base salaries of our Named Executive Officers when compared to the 2012 Market Composite ranged from under the 25th percentile to greater than the 75th percentile with an average at the 36th percentile and (ii) target total cash compensation ranged from below the 25th to the 55th percentile with an average at the 37th percentile.

Based on the results of the 2012 Market Composite, in January 2012 the Compensation Committee approved the proposed increases to the base salaries effective January 1, 2012, for each Named Executive Officer as set forth in the table below:

Name	Proposed Base Salary Increase	New Proposed Base Salary	Proposed Percentage Increase	Proposed Base Salary Percentile of Market Composite
Andrew D. Ory	$50,000	$500,000	11.11%	50	th
Patrick J. MeLampy	25,000	375,000	7.14	>75	th
Peter J. Minihane	25,000	310,000	8.77	50	th
Dino Di Palma	25,000	275,000	10.00	35	th
James (Seamus) Hourihan	20,000	260,000	8.33	43	rd

Four of the five Named Executive Officers elected to receive their proposed increases in base salary in the form of non-statutory stock options of equivalent value in lieu of receiving the increase in cash compensation. Therefore, there are no changes in the amount of base salaries for Messrs. A. Ory, MeLampy, Minihane, and Di Palma. The base salary effective as of January 1, 2012, for each of the Named Executive Officers is as set forth in the table below:

Name	2011 Base Salary	2012 Base Salary
Andrew D. Ory	$450,000	$450,000
Patrick J. MeLampy	350,000	350,000
Peter J. Minihane	285,000	285,000
Dino Di Palma	250,000	250,000
James (Seamus) Hourihan	240,000	260,000

As mentioned above, in lieu of the proposed base salary increases, non-statutory stock option grants were awarded to Mr. Andrew D. Ory in the amount of 2,865 shares; and to Messrs. MeLampy, Minihane and Di Palma each in the amount of 1,433 shares. Each of these four non-statutory stock option grants were granted on February 6, 2012, with an exercise price of $34.29. For each of Messrs. Andrew D. Ory, MeLampy, Minihane and Di Palma, 100% of the option shares become exercisable on February 6, 2013. The number of shares granted was determined by dividing the proposed base salary increase amounts for each Named Executive Office by the Black-Scholes value of $17.45 (50.89% of the closing price of the Company’s common stock on February 6, 2012 which was $34.29).

Short-Term Incentive Compensation in 2011

In formulating our short-term incentive compensation program for 2011, on January 27, 2011, the Compensation Committee recommended, and, on January 28, 2011, the Board approved, the 2011 Executive Bonus Plan, or the 2011 Bonus Plan. The 2011 Bonus Plan provided for the payment of quarterly cash bonuses based on an individual targeted amount for each executive officer, ranging from 12.5% to 85.0% of the executive officer’s annual base salary, or the 2011 On Target Bonus. The 2011 Bonus Plan was a discretionary program designed to reward each participant in accordance with the Company’s financial success. In order to be eligible for bonus payment, the participant had to be employed as of the date the bonus payment was made for that quarter.

The 2011 Bonus Plan had three financial targets, or thresholds, which the Company had to meet in order for a bonus payment to be made. These targets include (1) a certain level of achievement of the Company’s year-to-date quarterly bookings; (2) a certain level of achievement of the Company’s quarterly revenue goal; and (3) a certain level of achievement of the Company’s quarterly non-GAAP income from operations goal. In order to earn any payment for a quarter, the Company had to achieve at least: (1) 90% of the year-to-date bookings goal; (2) 90% of the quarterly revenue goal; and (3) 90% of the quarterly non-GAAP income from operations goal.

If any of the targets were not met for the quarter, then no payment would have been earned. If at least 90% of the year to date bookings goal, 90% of the quarterly revenue goal and 90% of the quarterly non-GAAP income from operations goal was achieved for the respective quarter, then the amount of the bonus to be earned by each executive for that quarter would have been calculated as follows: (i) if 90% of the quarterly non-GAAP income from operations goal was attained, then the bonus payment would have been equal to 80% of the On Target Bonus; (ii) if greater than 90% but less than 100% of the quarterly non-GAAP income from operations goal was attained, then the bonus payment would have been equal to 80% of the On Target Bonus, plus 2% of the On Target Bonus for each 1% increase in the non-GAAP income from operations goal attained; (iii) if 100% and up to 105% of the quarterly non-GAAP income from operations goal is attained, then the On Target Bonus percentage shall be the same percentage of the goal attained; (iv) if greater than 105% and up to 110% of the quarterly non-GAAP income from operations goal was attained, then the bonus payment would have been equal to 105% of the On Target Bonus, plus a percentage of the On Target Bonus equal to one and a half times the percentage of the goal attained in excess of 105% and up to 110% and (v) if more than 110% of the quarterly non-GAAP income from operations goal was attained, then the bonus payment would have been equal to 105% of the On Target Bonus, plus a percentage of the On Target Bonus equal to one and a half times the percentage of the goal attained in excess of 105% and up to 110%, plus a percentage of the On Target Bonus equal to two times the percentage of the goal attained in excess of 110%.

The financial targets were established in conjunction with the Company’s annual budget process. The targeted goals were set with a reasonable level of difficulty that required the Company and its executive officers to perform at a high level in order to meet the goals and the likelihood of attaining these goals was not assured.

Management uses non-GAAP financial measures in calculating the amounts earned for short-term incentive compensation because it allows us to evaluate performance period over period, to analyze the underlying trends in the Company’s business, to assess its performance relative to its competitors, and to establish operational goals and forecasts that are used in allocating resources. Management uses these non-GAAP financial measures because they exclude stock-based compensation expense which is a non-cash charge and related payroll taxes, amortization of acquired intangible assets and merger and integration-related costs associated with the Company’s acquisition activities all of which are non-operational costs and expenses. By excluding stock-based compensation expense and related payroll taxes, amortization of acquired intangible assets, and merger and integration-related costs, management can compare the Company’s operations to prior periods and to the operations of other companies in its industry who may have materially different unusual, non-operational charges. Management does not consider any of stock-based compensation expense and related payroll taxes, amortization of acquired intangible assets, and merger and integration-related costs to be part of the Company’s operating activities or meaningful in evaluating the Company’s past financial performance or future prospects. Management believes that excluding these items is useful to investors because it is more representative of ongoing costs and therefore more comparable to historical operations.

Given our financial performance in 2011, our Named Executive Officers did not fully achieve their target “on plan” short-term incentive compensation in 2011. Our short-term incentive compensation is administered quarterly, and quarterly attainment was 104.56% in the first quarter; 120.28% in the second quarter; and 95.09% in the fourth quarter of 2011. The Company did not meet the minimum thresholds to warrant a bonus payment in the third quarter of 2011. Therefore, for 2011 short-term incentive payments were approximately 80% of the “on plan” target.

The table below sets forth the short-term incentive compensation, excluding commissions, earned by each Named Executive Officer for each quarter in 2011:

Name	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Andrew D. Ory	$99,982	$115,013	—	$90,928
Patrick J. MeLampy	73,189	84,193	—	66,562
Peter J. Minihane	44,698	51,418	—	40,650
Dino Di Palma(1)	16,337	18,793	—	14,858
James (Seamus) Hourihan	31,367	36,083	—	28,526

(1)	Mr. Di Palma’s participation in the 2011 Executive Bonus Plan is 25% of his total short-term incentive with the remaining 75% (total short-term incentive) from commissions against bookings and related revenue recognition.

Short-Term Incentive Compensation in 2012

In determining the Chief Executive Officer’s target total cash compensation for 2012, the short-term incentive element is increased from 85% of base salary to 100% of base salary as shown in the table below. This recommendation was made so that target total cash compensation at least equals the 50th percentile of the 2012 Market Composite survey without recommending an excessive base salary increase consistent with our “pay for performance” philosophy

The following table illustrates the relative percentage of short-term cash incentive relative to each Named Executive Officer’s base salary for 2011 as compared to 2012, as well as the resulting percentile of the 2012 target total cash compensation for each Named Executive Officer as compared to the 2012 Market Composite:

Name	2011 Short-Term Incentive Compensation Target as a Percentage of Base Salary	2012 Short-Term Incentive Compensation Target as a Percentage of Base Salary	2012 Target Total Cash Compensation Percentile of 2012 Market Composite
Andrew D. Ory	85%	100%	50	th
Patrick J. MeLampy	80	80	72	nd
Peter J. Minihane	60	60	51	st
Dino Di Palma	100	100	75	th
James (Seamus) Hourihan	50	50	43	rd

On average, the new 2012 target total cash compensation against the 2012 Market Composite is at the 58th percentile, which is within the range of our compensation philosophy.

In January 2012, the Compensation Committee adopted the 2012 Executive Bonus Plan, or 2012 Bonus Plan, which is payable in cash or stock, at the discretion of the Compensation Committee, and otherwise contains the same provisions as the 2011 Bonus Plan. The 2012 Bonus Plan provides for the payment of quarterly bonuses based on an individual targeted amount for each executive officer, ranging from 12.5% to 100% of the executive officer’s 2012 annual base salary, or the 2012 On Target Bonus. The 2012 Bonus Plan is a discretionary program designed to reward each participant in accordance with the Company’s financial success. In order to be eligible for bonus payment, the participant must continue to be employed as of the date the bonus payment is made for that quarter.

As noted previously, Messrs. Andrew D. Ory, MeLampy, Minihane and Di Palma did not have their base salaries increased as proposed; however, in administering their respective bonus and/or commission compensation the percentages of those forms of variable compensation will be applied as if the base salary increases had occurred. For example, Mr. A. Ory’s 100% bonus opportunity will be applied to the proposed 2012 base salary of $500,000, and not the $450,000 at which his base salary remains. The 2012 Bonus Plan has three financial targets, or thresholds, which the Company must meet in order for a bonus payment to be made. These targets include: (1) a certain level of achievement of the Company’s year-to-date quarterly bookings goal; (2) a certain level of achievement of the Company’s quarterly revenue goal; and (3) a certain level of achievement of the Company’s quarterly non-GAAP income from operations goal. In order to receive any bonus during the respective quarter, the Company must achieve at least: (1) 90% of the year-to-date bookings goal; (2) 90% of the quarterly revenue goal; and (3) 90% of the quarterly non-GAAP income from operations goal.

If any of the targets are not met for the quarter, then no bonus will be earned. If at least 90% of the year to date bookings goal, 90% of the quarterly revenue goal and 90% of quarterly non-GAAP income from operations goal is achieved for the respective quarter, then the amount of the bonus to be earned by each executive for that quarter will be calculated as follows: (i) if 90% of the quarterly non-GAAP income from operations goal is attained, then the bonus shall be equal to 80% of the On Target Bonus; (ii) if greater than 90% but less than 100% of the quarterly non-GAAP income from operations goal is attained, then the bonus shall be equal to 80% of the On Target Bonus, plus 2% of the On Target Bonus for each 1% increase in the non-GAAP income from operations goal attained from 80% to 100%; (iii) if the attainment is 100% to 105% of the quarterly non-GAAP income from operations goal, then the On Target Bonus percentage shall be the same percentage of the goal attained; (iv) if the attainment is greater than 105% and up to 110% of the quarterly non-GAAP income from operations goal, then the bonus shall be equal to 105% of the On Target Bonus, plus a percentage of the On Target Bonus equal to one and a half times the percentage of the goal attained in excess of 105% and up to 110% and (v) if the attainment is more than 110% of the quarterly non-GAAP income from operations goal, then the bonus shall be equal to 105% of the On Target Bonus, plus a percentage of the On Target Bonus equal to one and a half times the percentage of the goal attained in excess of 105% and up to 110%, plus a percentage of the On Target Bonus equal to two times the percentage of the goal attained in excess of 110%.

The financial targets were established in conjunction with the Company’s annual budget process. The targeted goals were set with a reasonable level of difficulty that required the Company and its executive officers to perform at a high level in order to meet the goals and the likelihood of attaining these goals was not assured.

Management uses non-GAAP financial measures in calculating the amounts earned for short-term incentive compensation because it allows us to evaluate performance period over period, to analyze the underlying trends in the Company’s business, to assess its performance relative to its competitors, and to establish operational goals and forecasts that are used in allocating resources. Management uses these non-GAAP financial measures because they exclude stock-based compensation expense which is a non-cash charge and related payroll taxes, amortization of acquired intangible assets and merger and integration-related costs associated with the Company’s acquisition activities all of which are non-operational costs and expenses. By excluding stock-based compensation expense and related payroll taxes, amortization of acquired intangible assets, and merger and integration-related costs, management can compare the Company’s operations to prior periods and to the operations of other companies in its industry who may have materially different unusual, non-operational charges. Management does not consider any of stock-based compensation expense and related payroll taxes, amortization of acquired intangible assets, and merger and integration-related costs to be part of the Company’s operating activities or meaningful in evaluating the Company’s past financial performance or future prospects. Management believes that excluding these items is useful to investors because it is more representative of ongoing costs and therefore more comparable to historical operations.

Equity Incentive Program

As we are in a growth phase of our business, the Compensation Committee believes that stock options provide a powerful incentive to our executive officers.

The Equity Incentive Program assists the Company to:

•	Enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	Provide an opportunity for increased equity ownership by executive officers; and

•	Maintain competitive levels of total compensation.

The Compensation Committee considers stock options to be an important and complementary component of the total compensation package available to executive officers as stock option awards align long-term corporate performance with the total compensation and employment of each of our executive officers.

Overview of the Equity Incentive Program

Generally, a significant stock option grant is made in the year when an executive officer commences employment with the Company. This grant is made within our guidelines for new hire grants, consistent with the executive officer’s position. The size of each grant is generally set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the grant guidelines, the individual’s position with us and the individual’s potential for future responsibility and promotion. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee’s discretion. Adjustments may be made as the Compensation Committee deems reasonable to attract candidates in the environment in which we operate.

Subsequent option grants to executive officers may be made at varying times and in varying amounts at the discretion of the Compensation Committee. In 2012, 2011 and 2010, they were made during our annual review cycle. Additionally, Mr. James (Seamus) Hourihan received a restricted stock unit award in October 2011. The specifics of the vesting of that restricted stock unit award are described in the following section entitled “Equity Grants.” The Compensation Committee considers replenishment grants for existing employees, including our executive officers, in accordance with the applicable grant guidelines in any given year. Each executive officer’s performance during the prior year is measured during the review process, but corporate performance is also considered when follow-on options are granted. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive to remain in the Company’s employ. The option will provide a return to the executive officer only if he or she remains in our employ, and then only if the market price of our common stock increases over the option grant price.

Newly hired employees, including executive officers, are awarded their initial option grant at the next regularly scheduled Compensation Committee meeting on, or following, their hire date.

Options are awarded at the NASDAQ Global Select Market’s closing price of our common stock on the date of the grant. Equity awards are granted by either the Board or the Compensation Committee at regularly scheduled meetings held on the first Tuesday of each calendar month except for the first month in each quarter when the meetings coincide with preparation for our regularly scheduled quarterly earnings release. The grant date of any equity awards approved by the Board or Compensation Committee will be the date that the meeting is held. However, if the Board or Compensation Committee meeting to approve equity awards is held during a “blackout period” defined by the Company’s Insider Trading Policy, the grant date associated with the approved equity awards would be the first date following the meeting when the “blackout period” is no longer in effect under the Company’s Insider Trading Policy (typically the close of business on the second trading day after the Company has issued a press release that publicly discloses the matters that caused there to be a “blackout period”.)

The majority of the options granted by the Compensation Committee to the executive officers vest at a rate of 25% after one year from date of hire or grant and 6.25% each quarter thereafter over the next three years of the seven-year life of the underlying option term, except for the last vesting interval wherein the vesting occurs on the four-year anniversary of the date of hire (in the case of new hire grants) or the four-year anniversary of the date of grant (in the case of performance grants). Therefore, the shares underlying the option are fully vested four years from the date of hire or grant. Vesting ceases upon termination of employment. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

On October 17, 2011, the Compensation Committee also approved a new form of restricted stock unit agreement for the Company’s executive officers, including its Named Executive Officers, whereby if, before the restrictions on restricted stock units have been terminated or lapsed, there is a change in control of the Company and within 365 days of the change of control the recipient of the restricted stock units (i) terminates his or her employment following any adverse change in authority, duty or responsibility, (ii) terminates his or her employment following a relocation of the holder’s principal place of business that increases the holder’s commute prior to such relocation by more than fifty (50) miles, or (iii) is terminated by the Company for any reason or no reason (other than for cause), then the risk of forfeiture with respect to one hundred percent (100%) of the restricted stock units then subject to a risk of forfeiture shall lapse.

Equity Grants

In 2011, each of our executive officers received stock option awards. The Compensation Committee considers replenishment grants for existing employees including our executive officers. Each executive officer’s performance during the prior year is measured during the review process, but corporate performance is also considered when options are granted subsequent to their initial “new hire” award.

In making decisions with respect to stock option awards to our executive officers for 2011, the Compensation Committee considered the PM&P report on long-term incentive guidelines presented in November 2010. The Compensation Committee desired to target the 65th percentile of the “Market Value” guidelines. To derive the “Market Value” PM&P used peer group data for long-term incentive market comparisons for the options that have a proxy match within the 2011 Peer Group. The number of shares granted represents the Black-Scholes value of stock granted on February 3, 2011 divided into the market-based long-term incentive value of stock-based compensation for the comparable benchmark positions within the 2011 Peer Group.

In making decisions with respect to stock option awards to our executive officers for 2012, the Compensation Committee considered the reports provided by PM&P in November 2011, entitled “Executive Compensation Competitive Assessment.” The Compensation Committee also compared each executive’s stock option award history with the stock option award history of each executive’s comparable position in each company in the 2012 Peer Group. The Compensation Committee considered each executive officer’s stock option history, both individually and relative to other executive officers, as well as the individual performance of each executive officer. The Compensation Committee considers the value derived from the Black-Scholes stock option valuation methodology when determining stock option grants.

As previously discussed four of the five Named Executive Officers elected to receive their proposed 2012 increases in base salary in the form of stock options of equivalent value in lieu of receiving the increase in cash compensation. The table below sets forth the stock option awards for each Named Executive Officer in 2011 and 2012:

Name	2011	2012
Andrew D. Ory	75,000	103,065
Patrick J. MeLampy	50,000	48,733
Peter J. Minihane	30,000	40,333
Dino Di Palma	30,000	41,533
James (Seamus) Hourihan	25,000	30,600

In October of 2011, we issued a restricted stock unit award to Mr. James (Seamus) Hourihan pursuant to our 2006 Equity Incentive Plan. Mr. Hourihan has assumed a new role as our Senior Vice President of Corporate Strategy and additional long-term incentive compensation in the form of a time-vested restricted stock unit award was warranted for both reward and retention purposes. The restricted stock unit awarded to Mr. Hourihan in October 2011 will vest in two equal annual installments, the first installment vesting on October 25, 2012, with the remainder of the award becoming fully vested on October 25, 2013.

Ownership Guidelines

The Company currently does not require its directors or executive officers to own a particular amount of its common stock. The Compensation Committee is satisfied that stock, stock option, and restricted stock unit holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interest with those of our stockholders.

Retirement and Other Benefits

We maintain a deferred savings retirement plan for our U.S. employees. The deferred savings retirement plan is intended to qualify as a tax qualified plan under Section 401K of the Internal Revenue Code. Contributions to the deferred savings retirement plan are not taxable to employees until withdrawn from the plan. The deferred savings retirement plan provides that each participant may contribute up to 90% of his or her pre-tax compensation up to a statutory limit, which in 2011 was $16,500 (or $22,000 if the participant was over the age of 50 at the end of the year). In 2012 the statutory limit has been increased to $17,000 (or $22,500 if the participant was over the age of 50 at the end of the year). Under the plan, each employee is fully vested in his or her deferred salary contributions. The deferred savings retirement plan also permits the Company to make additional discretionary contributions, subject to established limits and a vesting schedule. To date, the Company has not made any discretionary contributions.

We maintain an employee stock purchase plan for our eligible employees, which does not include our Section 16(b) Officers, including but not limited to our Named Executive Officers.

Perquisites and Other Personal Benefits

Our executive officers participate in the same group insurance and employee benefit plans as our other employees. At this time, we do not provide special benefits or other perquisites to our executive officers.

Deductibility of Executive Compensation

Tax and Accounting Implications

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. For 2011, no executive officer received executive compensation under Section 162(m) of the Internal Revenue Code in excess of $1,000,000.

Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation for services, in all capacities, to the Company for 2011, 2010 and 2009 of those persons who served as our principal executive officer, our principal financial officer and our other three most highly compensated executive officers for the year ended December 31, 2011. We refer to our principal executive officer, principal financial officer and the other three highly compensated executive officers throughout this Proxy Statement collectively as our “Named Executive Officers”:

Name and Principal Position	Year	Salary (1)		Stock Awards	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Andrew D. Ory	2011	$450,000		—	$2,552,205	$305,923	$1,980	$3,310,108
President and Chief	2010	415,000		—	869,801	441,983	1,808	1,728,592
Executive Officer	2009	400,000		—	322,875	387,137	1,544	1,111,556
Patrick J. MeLampy	2011	350,000		—	1,701,470	223,944	2,152	2,277,566
Chief Technology Officer	2010	335,000		—	577,654	356,783	2,155	1,271,592
	2009	325,000		—	212,250	314,548	1,669	853,467
Peter J. Minihane	2011	285,000		—	1,020,882	136,766	4,305	1,446,953
Chief Financial Officer	2010	270,000		—	577,654	239,629	3,541	1,090,824
and Treasurer	2009	250,000		—	215,250	201,634	2,295	669,179
Dino Di Palma	2011	449,222	(5)	—	1,020,882	49,988	1,435	1,521,527
Chief Operating Officer	2010	460,149	(5)	—	577,654	93,855	998	1,132,656
	2009	401,106	(5)	—	215,250	79,848	824	697,028
James (Seamus) Hourihan	2011	240,000		$652,680	850,735	95,976	2,834	1,842,225
Senior Vice President	2010	230,000		—	405,022	163,303	2,143	800,468
Corporate Strategy	2009	220,000		—	150,675	141,950	1,501	514,126

(1)	Amounts reflect base salary before pre-tax contributions and are reported in the years earned, even if paid subsequent to the end of the year reported.
(2)	Represents stock option to purchase shares of our common stock at an exercise price of $66.55, $13.04 and $4.35 in 2011, 2010 and 2009 respectively. Amounts were calculated using Accounting Standards Codification 718: Compensation-Stock Compensation. The grant date fair value of these awards in 2011, 2010 and 2009 was $34.03, $6.64 and $2.15 per share, respectively.

(3)	These amounts represent amounts earned in the year reported.

(4)	These amounts represent group term life insurance and long-term disability premiums paid on behalf of our Named Executive Officers in the year reported.

(5)	This amount represents both salary and commissions earned in the year reported.

Grants of Plan Based Awards

The table set forth below provides information regarding grants of plan based awards made during 2011 to the Named Executive Officers:

Name	Grant Date	Date of Compensation Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Grants			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (per Share)	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum
Andrew D. Ory	1/28/11	1/28/11	—	$500,000	—	—	—	—	—
	2/3/11	1/27/11	—	—	—	—	75,000	$66.55	$2,552,205
Patrick J. MeLampy	1/28/11	1/28/11	—	300,000	—	—	—	—	—
	2/3/11	1/27/11	—	—	—	—	50,000	66.55	1,701,470
Peter J. Minihane	1/28/11	1/28/11	—	186,000	—	—	—	—	—
	2/3/11	1/27/11	—	—	—	—	30,000	66.55	1,020,882
Dino Di Palma	1/28/11	1/28/11	—	68,750	—	—	—	—	—
	2/3/11	1/27/11	—	—	—	—	30,000	66.55	1,020,882
James (Seamus) Hourihan	1/28/11	1/28/11	—	130,000	—	—	—	—	—
	2/3/11	1/27/11	—	—	—	—	25,000	66.55	850,735
	10/25/11	10/25/11	—	—	—	21,000	—	—	652,680

Outstanding Equity Awards at December 31, 2011

The table set forth below provides all outstanding equity awards for each Named Executive Officer as of December 31, 2011:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Andrew D. Ory	28,125	1,875	(2)	—	$7.58	2/12/15	—	—	—		—
	103,125	46,875	(3)	—	4.35	2/10/16	—	—	—		—
	57,313	73,687	(4)	—	13.04	2/4/17	—	—	—		—
	—	75,000	(5)	—	66.55	2/3/18	—	—	—		—
Patrick J. MeLampy	—	1,250	(6)	—	7.58	2/12/15	—	—	—		—
	—	31,250	(7)	—	4.35	2/10/16	—	—	—		—
	—	48,937	(8)	—	13.04	2/4/17	—	—	—		—
	—	50,000	(9)	—	66.55	2/3/18	—	—	—		—
Peter J. Minihane	33,750	56,250	(10)	—	6.42	9/18/15	—	—	—		—
	68,750	31,250	(11)	—	4.35	2/10/16	—	—	—		—
	38,063	48,937	(12)	—	13.04	2/4/17	—	—	—		—
	—	30,000	(13)	—	66.55	2/3/18	—	—	—		—
Dino Di Palma	3,222	937	(14)	—	7.58	2/12/15	—	—	—		—
	6,250	31,250	(15)	—	4.35	2/10/16	—	—	—		—
	38,063	48,937	(16)	—	13.04	2/4/17	—	—	—		—
	—	30,000	(17)	—	66.55	2/3/18	—	—	—		—
James (Seamus) Hourihan	30,000	—		—	0.20	9/17/12	—	—	—		—
	14,063	937	(18)	—	7.58	2/12/15	—	—	—		—
	30,000	—		—	0.85	11/23/15	—	—	—		—
	150,000	—		—	1.00	12/13/15	—	—	—		—
	48,125	21,875	(19)	—	4.35	2/10/16	—	—	—		—
	26,688	34,312	(20)	—	13.04	2/4/17	—	—	—		—
	—	25,000	(21)	—	66.55	2/3/18	—	—	—		—
	—	—		—	—	—	—	—	21,000	(22)	$649,110

(1)	These amounts are equal to the closing price of our common stock on the NASDAQ Global Select Market as of December 31, 2011 of $30.91 multiplied by the number of shares that have not yet vested as of December 31, 2011.

(2)	Twenty-five percent of the shares underlying the option vested on February 12, 2009, and the balance of the shares vested in equal quarterly installments beginning on April 1, 2009 and ending on February 12, 2012.

(3)	Twenty-five percent of the shares underlying the option vested on February 10, 2010, and the balance of the shares vest in quarterly installments beginning on April 1, 2010 and ending on January 1, 2013.

(4)	Twenty-five percent of the shares underlying the option vested on February 4, 2011, and the balance of the shares vest in twelve quarterly installments beginning on April 1, 2011 and ending on January 1, 2014.

(5)	Twenty-five percent of the shares underlying the option vested on February 3, 2012, and the balance of the shares vest in twelve quarterly installments beginning on April 1, 2012 and ending on January 1, 2015.

(6)	Twenty-five percent of the shares underlying the option vested on February 12, 2009, and the balance of the shares vested in equal quarterly installments beginning on April 1, 2009 and ending on February 12, 2012.

(7)	Twenty-five percent of the shares underlying the option vested on February 10, 2010, and the balance of the shares vest in twelve quarterly installments beginning on April 1, 2010 and ending on January 1, 2013.

(8)	Twenty-five percent of the shares underlying the option vested on February 4, 2011, and the balance of the shares vest in twelve quarterly installments beginning on April 1, 2011 and ending on January 1, 2014.

(9)	Twenty-five percent of the shares underlying the option vested on February 3, 2012, and the balance of the shares vest in twelve quarterly installments beginning on April 1, 2012 and ending on January 1, 2015.

(10)	Twenty-five percent of the shares underlying the option vested on September 18, 2009, and the balance of the shares vest in equal quarterly installments beginning on October 1, 2009 and ending on July 1, 2012.

(11)	Twenty-five percent of the shares underlying the option vested on February 4, 2011, and the balance of the shares vest in twelve quarterly installments beginning on April 1, 2011 and ending on January 1, 2014.

(12)	Twenty-five percent of the shares underlying the option vested on February 4, 2011, and the balance of the shares vest in twelve quarterly installments beginning on April 1, 2011 and ending on January 1, 2014.

(13)	Twenty-five percent of the shares underlying the option vested on February 3, 2012, and the balance of the shares vest in twelve quarterly installments beginning on April 1, 2012 and ending on January 1, 2015.

(14)	Twenty-five percent of the shares underlying the option vested on February 12, 2009, and the balance of the shares vested in equal quarterly installments beginning on April 1, 2009 and ending on February 12, 2012.

(15)	Twenty-five percent of the shares underlying the option vested on February 10, 2010, and the balance of the shares vest in twelve quarterly installments beginning on April 1, 2010 and ending on January 1, 2013.

(16)	Twenty-five percent of the shares underlying the option vested on February 4, 2011, and the balance of the shares vest in twelve quarterly installments beginning on April 1, 2011 and ending on January 1, 2014.

(17)	Twenty-five percent of the shares underlying the option vested on February 3, 2012, and the balance of the shares vest in twelve quarterly installments beginning on April 1, 2012 and ending on January 1, 2015.

(18)	Twenty-five percent of the shares underlying the option vested on February 12, 2009, and the balance of the shares vested in equal quarterly installments beginning on April 1, 2009 and ending on February 12, 2012.

(19)	Twenty-five percent of the shares underlying the option vested on February 10, 2010, and the balance of the shares vest in quarterly installments beginning on April 1, 2010 and ending on January 1, 2013.

(20)	Twenty-five percent of the shares underlying the option vested on February 4, 2011, and the balance of the shares vest in twelve quarterly installments beginning on April 1, 2011 and ending on January 1, 2014.

(21)	Twenty-five percent of the shares underlying the option vested on February 3, 2012, and the balance of the shares vest in twelve quarterly installments beginning on April 1, 2012 and ending on January 1, 2015.

(22)	Fifty percent of the shares underlying the option will vest on October 25, 2012 and 50% on October 25, 2013.

Option Exercises and Stock Vested

The table set forth below provides information related to option exercises and stock awards vested for each Named Executive Officer in 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Andrew D. Ory	—	—	4,167	$308,233
Patrick J. MeLampy	113,230	$3,406,404	3,334	246,616
Peter J. Minihane	150,000	6,836,250	—	—
Dino Di Palma	180,000	11,246,898	2,500	184,925
James (Seamus) Hourihan	46,750	3,322,043	2,500	184,925

(1)	These amounts are equal to the number of shares exercised multiplied by the difference between the closing price of our common stock on the NASDAQ Global Select Market on the date of exercise and the exercise price of the options.

(2)	These amounts are equal to the closing price of our common stock on the NASDAQ Global Select Market on the vesting date multiplied the number of shares vested.

Equity Compensation Plan Information

The table set forth below provides equity compensation plan information as of December 31, 2011:

Plan Category	Number of Shares To be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Shares Remaining Available For Future Issuance
Equity compensation plans approved by stockholders	9,344,681	$24.18	1,258,891
Equity compensation plans not approved by stockholders	—	—	—

Total	9,344,681	$24.18	1,258,891

Employment Agreements, Potential Payments Related to Transition or Separation Agreements and Potential Payments Upon Termination or Change in Control

We do not have formal employment agreements with Messrs. A. Ory, MeLampy, Minihane, Di Palma, or Hourihan. The initial compensation for each of our Named Executive Officers was set forth in an offer letter that we executed with each of them at the time their employment commenced with us. Each offer letter provides that the Named Executive Officers’ employment with us is on an at will basis. Other than as described below, we do not have a formal policy or any agreements providing severance or any post termination benefits to our Named Executive Officers.

Change in Control Provisions

Pursuant to his non-qualified stock option agreement dated February 10, 2009, if there is a change in control and within three hundred sixty-five (365) days of the change of control Andrew D. Ory, a director and our President and Chief Executive Officer, (i) experiences any adverse change in authority, duty or responsibility, (ii) terminates his employment following a relocation of his principal place of business that increases his commute prior to such relocation by more than fifty (50) miles, or (iii) is terminated by the Company for any reason or no reason (other than for cause), then fifty percent (50%) of the then unvested stock options shall vest.

Pursuant to his non-qualified stock option agreement dated February 10, 2009, if there is a change in control and within three hundred sixty-five (365) days of the change of control Patrick J. MeLampy, a director and our

Chief Technology Officer, (i) experiences any adverse change in authority, duty or responsibility, (ii) terminates his employment following a relocation of his principal place of business that increases his commute prior to such relocation by more than fifty (50) miles, or (iii) is terminated by the Company for any reason or no reason (other than for cause), then fifty percent (50%) of the then unvested stock options shall vest.

Pursuant to his non-qualified stock option agreement dated September 18, 2008, Peter J. Minihane, our Chief Financial Officer and Treasurer, will vest in 50% of his then unvested option shares upon a change in control of our company. Pursuant to his non-qualified stock option agreement dated February 10, 2009, if there is a change in control and within three hundred sixty-five (365) days of the change of control Peter J. Minihane, our Chief Financial Officer and Treasurer, (i) experiences any adverse change in authority, duty or responsibility, (ii) terminates his employment following a relocation of his principal place of business that increases his commute prior to such relocation by more than fifty (50) miles, or (iii) is terminated by the Company for any reason or no reason (other than for cause), then fifty percent (50%) of the then unvested stock options shall vest.

Pursuant to his non-qualified stock option agreement dated February 10, 2009, if there is a change in control and within three hundred sixty-five (365) days of the change of control Dino Di Palma, our Chief Operating Officer, (i) experiences any adverse change in authority, duty or responsibility, (ii) terminates his employment following a relocation of his principal place of business that increases his commute prior to such relocation by more than fifty (50) miles, or (iii) is terminated by the Company for any reason or no reason (other than for cause), then fifty percent (50%) of the then unvested stock options shall vest.

Pursuant to his non-qualified stock option agreement dated February 10, 2009, if there is a change in control and within three hundred sixty-five (365) days of the change of control James (Seamus) Hourihan, our Senior Vice President of Corporate Strategy, (i) experiences any adverse change in authority, duty or responsibility, (ii) terminates his employment following a relocation of his principal place of business that increases his commute prior to such relocation by more than fifty (50) miles, or (iii) is terminated by the Company for any reason or no reason (other than for cause), then fifty percent (50%) of the then unvested stock options shall vest. Pursuant to his restricted stock unit agreement dated October 25, 2011, if, before the restrictions on the restricted stock units have been terminated or lapsed, there is a change in control of the Company and within three hundred sixty-five (365) days of the change of control the recipient of the restricted stock units (i) terminates his or her employment following any adverse change in authority, duty or responsibility, (ii) terminates his or her employment following a relocation of the holder’s principal place of business that increases the holder’s commute prior to such relocation by more than fifty (50) miles, or (iii) is terminated by the Company for any reason or no reason (other than for cause), then the risk of forfeiture with respect to one hundred percent (100%) of the restricted stock units then subject to a risk of forfeiture shall lapse.

On February 4, 2010, each of the Named Executive Officers entered into non-qualified stock option agreements, whereby if there is a change in control and within three hundred sixty-five (365) days of the change of control each of the Named Executive Officers (i) experiences any adverse change in authority, duty or responsibility, (ii) terminates his employment following a relocation of his principal place of business that increases his commute prior to such relocation by more than fifty (50) miles, or (iii) is terminated by the Company for any reason or no reason (other than for cause), then one hundred percent (100%) of the then unvested stock options shall vest.

On February 3, 2011, each of the Named Executive Officers entered into non-qualified stock option agreements, whereby if there is a change in control, and within three hundred sixty-five (365) days of the change of control the Named Executive Officers (i) experiences any adverse change in authority, duty or responsibility, (ii) terminates his employment following a relocation of his principal place of business that increases his commute prior to such relocation by more than fifty (50) miles, or (iii) is terminated by the Company for any reason or no reason (other than for cause), then one hundred percent (100%) of the then unvested stock options shall vest.

The table set forth below describes the potential benefits payable to each Named Executive Officer assuming the Named Executive Officer’s employment had terminated under various scenarios on December 30, 2011 (the last business day of 2011).

Name	Change in Control (1)	Material Adverse Change in Authority of Responsibility Following a Change in Control (2)	Voluntary Termination Following a Change in Control and a Relocation of the Principal Place of Business by More than 50 miles (2)	Termination without Cause Following a Change in Control (2)
Andrew D. Ory	—	$1,961,159	$1,961,159	$1,961,159
Patrick J. MeLampy	—	1,304,085	1,304,085	1,304,085
Peter J. Minihane	$688,781	2,667,067	2,667,067	2,667,067
Dino Di Palma	—	1,300,434	1,300,434	1,300,434
James (Seamus) Hourihan	—	1,563,696	1,563,696	1,563,696

(1)	Represents the number of shares that will vest upon a change in control multiplied by the market price of our common stock on the NASDAQ Global Select Market at December 30, 2011 ($30.91), less the exercise price of such option or purchase price of such restricted shares.

(2)	Represents the number of shares that will vest upon a change of control and the specific criteria having been met within a one year period, multiplied by the market price of our common stock on the NASDAQ Global Select Market at December 30 2011 ($30.91), less the exercise price of such option or purchase price of such restricted shares.

On February 6, 2012, each of the Named Executive Officers entered into non-qualified stock option agreements, whereby if there is a change in control, and within three hundred sixty-five (365) days of the change of control the Named Executive Officers (i) experiences any adverse change in authority, duty or responsibility, (ii) terminates his employment following a relocation of his principal place of business that increases his commute prior to such relocation by more than fifty (50) miles, or (iii) is terminated by the Company for any reason or no reason (other than for cause), then one hundred percent (100%) of the then unvested stock options shall vest.

On February 6, 2012, Messrs. A. Ory, MeLampy, Minihane and Di Palma entered into non-qualified stock option agreements in lieu of their annual salary increase, whereby if there is a change in control, and within three hundred sixty-five (365) days of the change of control the Named Executive Officers (i) experiences any adverse change in authority, duty or responsibility, (ii) terminates his employment following a relocation of his principal place of business that increases his commute prior to such relocation by more than fifty (50) miles, or (iii) is terminated by the Company for any reason or no reason (other than for cause), then one hundred percent (100%) of the then unvested stock options shall vest.

Director Compensation

Non-employee directors are eligible to participate in our 2006 Director Option Plan. Pursuant to this plan, each non-employee director is eligible to receive an option to purchase a number of shares of common stock upon his initial appointment or election to the Board. Non-employee directors are also eligible to receive an option to purchase a number of shares of common stock at each year’s Annual Meeting of Stockholders at which he serves as a director. The fair value of each option is determined by the Board using a generally accepted option pricing valuation methodology, such as the Black-Scholes model, with such modifications as it may deem appropriate to reflect the fair value of such options. All options will vest in a series of four equal quarterly installments, with the first of such quarterly installments becoming exercisable on the first day of the first calendar quarter after the grant date and an additional quarterly installment becoming exercisable on the first day of each calendar quarter thereafter until the option has become exercisable in full, so long as the option holder continues to serve as a director on such vesting date. Each option will terminate upon the earlier of ten years from the date of grant or three months after the optionee ceases to serve as a director. The exercise price of these options is equal to the fair market value of our common stock on the date of grant.

At our 2011 Annual Meetings of Stockholders, which was held on May 5, 2011, we granted each of our non-employee directors who continued to serve as a director after the meeting, an option to purchase 12,500 shares of our common stock pursuant to our 2006 Director Option Plan. The options are exercisable in a series of four equal quarterly installments, with the first of such quarterly installments becoming exercisable on July 1, 2011 and each additional quarterly installment becoming exercisable on the first day of each calendar quarter thereafter until the options become exercisable in full. Upon a change of control of the Company, the options granted in 2011 will automatically accelerate so that the underlying shares will be immediately exercisable.

During 2011, we provided cash compensation to Messrs. Gary J. Bowen, David B. Elsbree, Robert C. Hower and J. Russell Muirhead for their services as non-employee directors. Messrs. Bowen, Elsbree, Hower, and Muirhead are the only Board members who received cash compensation for Board services rendered, as Messrs. Patrick J. MeLampy, Andrew D. Ory and Robert G. Ory are each an employee of the Company. We have not provided any other cash compensation to directors for their services as a director; however, non-employee directors are reimbursed for reasonable travel and other expenses incurred in connection with attending a meeting of the Board and its committees.

Mr. Bowen was provided cash compensation as follows for 2011:

•	An annual retainer of $27,500 for his role on the Board;

•	An annual retainer of $7,500 for his role as the Chairman of the Nominating and Corporate Governance Committee;

•	An annual retainer of $1,000 for his availability for telephonic meetings of the Board;

•	Additional payments for attending meetings of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee in the amount of $1,000 for each in person meeting; and

•	Additional payments for attending meetings of the Board in the amount of $1,500 for each in person meeting.

Mr. Elsbree was provided cash compensation as follows for 2011:

•	An annual retainer of $27,500 for his role on the Board;

•	An annual retainer of $7,500 for his role as Chairman of the Audit Committee;

•	An annual retainer of $1,000 for his availability for telephonic meetings of the Board;

•	Additional payments for attending meetings of the Audit Committee in the amount of $1,000 for each in person meeting; and

•	Additional payments for attending meetings of the Board in the amount of $1,500 for each in person meeting.

Mr. Hower was provided cash compensation as follows for 2011:

•	An annual retainer of $27,500 for his role on the Board;

•	An annual retainer of $7,500 for his role as the Chairman of the Compensation Committee;

•	An annual retainer of $1,000 for his availability for telephonic meetings of the Board;

•	Additional payments for attending meetings of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee in the amount of $1,000 for each in person meeting; and

•	Additional payments for attending meetings of the Board in the amount of $1,500 for each in person meeting.

Dr. Muirhead was provided cash compensation as follows for 2011, reflecting payments beginning on his appointment to the Board on January 26, 2011:

•	A prorated portion of an annual retainer of $27,500 for his role on the Board;

•	A prorated portion of an annual retainer of $1,000 for his availability for telephonic meetings of the Board;

•	Additional payments for attending meetings of the Compensation Committee and Nominating and Corporate Governance Committee in the amount of $1,000 for each in person meeting; and

•	Additional payments for attending meetings of the Board in the amount of $1,500 for each in person meeting.

The following table sets forth information regarding compensation paid to our non-employee directors in 2011:

Name	Fees Earned or Paid in Cash	Option Awards(1)		Total
Gary J. Bowen	$53,500	$545,106	(2)	$598,606
David B. Elsbree	47,500	545,106	(2)	592,606
Robert C. Hower	58,000	545,106	(2)	603,106
J. Russell Muirhead(3)	38,442	970,474	(4)	1,008,916

(1)	The aggregate number of outstanding unexercised stock option awards at December 31, 2011 (all of which will be vested by the 2013 Annual Meeting) is shown below:

Name	Outstanding Stock Options
Gary J. Bowen	18,750
David B. Elsbree	50,000
Robert C. Hower	25,000
J. Russell Muirhead	25,000

(2)	Represents stock option to purchase 12,500 shares of our common stock at an exercise price of $76.35. Amounts were calculated using Accounting Standards Codification 718: Compensation-Stock Compensation. The grant date fair value of these awards was $43.6085 per share.

(3)	J. Russell Muirhead was appointed to the Board on January 26, 2011.

(4)	Represents (i) stock option to purchase 12,500 shares of our common stock at an exercise price of $66.55 and (ii) stock option to purchase 12,500 shares of our common stock at an exercise price of $76.35. Amounts were calculated using Accounting Standards Codification 718: Compensation-Stock Compensation. The grant date fair value of these awards was $34.0294 per share and $43.6085 per share, respectively.

The following table sets forth information regarding cash compensation paid to our non-employee directors for 2011:

Director	Roles During 2011	Basic Annual Retainer		Supplemental Annual Retainer		Meeting Fees		Total
Gary J. Bowen	Audit Committee Member, Compensation Committee Member, and Nominating and Corporate Governance Committee Chairman	$27,500		$8,500		$17,500		$53,500
David B. Elsbree	Audit Committee Chairman	27,500		8,500		11,500		47,500
Robert C. Hower	Audit Committee Member, Compensation Committee Chairman and Nominating and Corporate Governance Committee Member	27,500		8,500		22,000		58,000
J. Russell Muirhead	Compensation Committee and Nominating and Corporate Governance Committee Member	25,514	(1)	928	(1)	12,000	(1)	38,442	(1)

(1)	Reflects payments beginning on J. Russell Muirhead’s appointment to the Board on January 26, 2011.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is comprised entirely of independent directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Annual Report to Stockholders on Form 10-K for the year ended December 31, 2011.

Submitted by the Compensation Committee

Robert C. Hower (Chairman), Gary J. Bowen and J. Russell Muirhead

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, including by any general statement incorporating this Proxy Statement, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Proposal 2 on the Proxy Card)

We are asking our stockholders to approve an advisory resolution to approve the Company’s executive compensation as reported in this Proxy Statement. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve an advisory resolution to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the Securities and Exchange Commission’s rules.

We believe that the Company’s executive compensation programs have been effective at incenting the achievement of positive results, appropriately aligning pay and performance and in enabling the Company to attract and retain highly qualified executives within our industry. See our “Executive Summary—2011 in Review” on page 19 for a discussion of our achievements in 2011. In deciding how to vote on this proposal, our Board encourages Stockholders to consider the following factors:

Although our financial results in 2011 were highlighted by record revenue, net income and ending cash, cash equivalents and investments these results fell short of our expectations.

•	Total revenue was $307.3 million, an increase of 33% over 2010.

•	Net income was $44.4 million, or $0.63 per share on a diluted basis, compared to $43.0 million, or $0.63 per share on a diluted basis in 2010.

•	At December 31, 2011, we had $372.2 million in cash, cash equivalents and investments, as compared to $275.7 million at the end of 2010.

Our non-financial highlights demonstrate the acceleration of new customer adoption of our products.

•	We added over 300 customers and now serve more than 1,600 customers in over 107 countries.

•	We now have over 16,000 systems deployed, up from 12,000 systems one year ago.

•	Our solutions are deployed at 88 of the world’s top 100 service providers and 41 of the Fortune 100 companies.

Our 2011 compensation program and practices included:

•	Engagement with outside independent consultants to assist with the structuring of our annual and incentive-based compensation programs, and compare our practices against an appropriate peer group.

•

Designing our long-term incentives, in particular our equity compensation programs and related awards, to attract and retain individuals with the skills to achieve our long-term business plan and to align the interests of our executives with those of our stockholders.

•	Designing programs and practices that do not encourage excessive risk or unnecessary risk taking.

•	Emphasis on pay for performance through our use of short-term incentives that correlate with certain financial targets we feel are designed to improve shareholder value.

•	No special benefits or perquisites provided to our executive officers.

We are asking our stockholders to indicate their support for our 2011 compensation for our Named Executive Officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives you, as a stockholder, the opportunity to express your views on our 2011 executive compensation policies and procedures for our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and procedures described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Acme Packet, Inc. approve the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and related disclosures, in the Acme Packet, Inc. Proxy Statement for the 2012 Annual Meeting of Stockholders.”

Although this is an advisory vote which will not be binding on the Compensation Committee or the Board, we will carefully review the results of the vote. The Compensation Committee will consider our stockholders’ concerns and take them into account when designing future executive compensation programs. The Board therefore recommends that you indicate your support for the Company’s executive compensation in 2011, as outlined in the above resolution.

The Board recommends a vote “FOR” the approval of the advisory resolution to approve executive compensation.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised entirely of independent directors who meet the independence and experience requirements of the NASDAQ Stock Market and the Securities and Exchange Commission. The Audit Committee focuses on the following areas:

•	the integrity of Acme Packet, Inc.’s consolidated financial statements; and

•	the independence, qualifications and performance of Acme Packet, Inc.’s independent registered public accounting firm.

We meet with management periodically to consider the adequacy of Acme Packet, Inc.’s internal controls and the objectivity of its financial reporting. We generally discuss these matters with Acme Packet, Inc.’s independent registered public accounting firm and with appropriate Acme Packet, Inc. senior management and financial personnel.

We meet privately with the independent registered public accounting firm who has unrestricted access to the Audit Committee. We also appoint the independent registered public accounting firm and review their performance and independence from management.

Management has primary responsibility for Acme Packet, Inc.’s consolidated financial statements and the overall reporting process, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting.

The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements present fairly the consolidated financial position, results of operations and cash flows of Acme Packet, Inc. in conformity with U.S. generally accepted accounting principles and discusses any issues they believe should be raised with us. Additionally, the independent registered public accounting firm audited the effectiveness of Acme Packet, Inc.’s internal control over financial reporting as of December 31, 2011 pursuant to the Sarbanes-Oxley Act of 2002.

During 2011, we reviewed Acme Packet, Inc.’s audited consolidated financial statements and met with both management and representatives of Ernst & Young LLP, or E&Y, Acme Packet, Inc.’s independent registered public accounting firm, to discuss those consolidated financial statements. Management has represented to us that the financial statements were prepared in accordance with U.S. generally accepted accounting principles.

The Audit Committee reviewed management’s report on its assessment of the effectiveness of Acme Packet, Inc.’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of Acme Packet, Inc.’s internal control over financial reporting. The Audit Committee meets with representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of Acme Packet, Inc.’s internal control, including internal control over financial reporting; and the overall quality of Acme Packet, Inc.’s financial reporting.

We discussed with representatives of E&Y matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3800T. We also discussed with management the significant accounting policies utilized by Acme Packet, Inc., the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

We received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence and have discussed with representatives of E&Y their independence.

Based on the reviews and discussions with management and representatives of the independent registered public accounting firm referred to above, we recommended to the Board that Acme Packet, Inc.’s audited consolidated financial statements be included in Acme Packet, Inc.’s Annual Report to Stockholders on Form 10-K for the year ended December 31, 2011.

Submitted by the Audit Committee

David B. Elsbree (Chairman), Gary J. Bowen and Robert C. Hower

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: AUDIT AND NON-AUDIT FEES

The following table sets forth the fees billed by E&Y for audit, audit-related, tax and all other services rendered for 2010 and 2011.

Type of Fees	2010	2011
Audit fees(1)	$632,415	$724,601
Audit-related fees(2)	—	17,500
Tax fees(3)	150,000	193,504
All other fees(4)	1,995	1,520

Total	$784,410	$937,125

(1)	“Audit fees” consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC.

(2)	“Audit-related fees” consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under “Audit Fees”.

(3)	“Tax fees” consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.

(4)	“All other fees” consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. These fees consisted of an amount paid for the use of an online accounting research tool.

The Audit Committee approves in advance all audit and non-audit services to be provided by the independent registered public accounting firm. The Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve services. Any such pre-approvals are disclosed to and reviewed with the Audit Committee at its next meeting. The Audit Committee requires the independent registered public accounting firm and management to report on actual fees charged for each category of service periodically throughout the year.

RATIFICATION OF APPOINTMENT OF

ERNST & YOUNG LLP

(Proposal 3 on the Proxy Card)

The Audit Committee of the Board has reappointed Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2012. We are asking stockholders to ratify the appointment of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the 2012 Annual Meeting of Stockholders. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

In the event that stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board unanimously recommends that stockholders vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR OUR 2013

ANNUAL MEETING

Our 2013 Annual Meeting of Stockholders is expected to be held May 3, 2013. Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2013 Annual Meeting must submit their proposal to our Corporate Secretary no later than the close of business on November 22, 2012. If this meeting date is changed by more than 30 days, then the deadline is a reasonable time before we begin to print and send the proxy materials. To be included in our proxy materials solicited for the 2013 Annual Meeting, your proposal must satisfy the requirements of Rule 14a-8 of the Exchange Act.

Any stockholder seeking to present a proposal at our 2013 Annual Meeting or nominate a candidate for election to the Board at our 2013 Annual Meeting must give complete and timely written notice to our Corporate Secretary no later than November 22, 2012 or earlier than October 24, 2012. According to our By-laws, any stockholder who gives notice of a proposal must deliver the text of the proposal and a written statement for why the shareholder favors the proposal. The notice must contain the following:

•	the name and address of the stockholder delivering the notice and a statement with respect to the amount of the Company’s stock beneficially and/or legally owned by such stockholder;

•	the nature of any such beneficial ownership of such stock;

•	the beneficial ownership of any such stock legally held by such stockholder but beneficially owned by one or more others;

•	the length of time for which all such stock has been beneficially and/or legally owned by such stockholder;

•

information about each nominee for election as a director substantially equivalent to that which would be required in a Proxy Statement pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder; and/or

•	a description of the proposed business to be brought before the meeting, as the case may be.

If your proposal or nomination is not timely and properly made in accordance with the procedures set forth in our By-laws then it will be defective and may not be brought before our 2013 Annual Meeting.

OTHER MATTERS

Whether or not you plan to attend the meeting, please vote over the internet or by telephone or complete, sign and return the Proxy Card sent to you in the envelope provided. No postage is required for mailing in the United States.

By Order of the Board of Directors,

Peter J. Minihane

Chief Financial Officer and Treasurer

Bedford, MA

March 22, 2012

ACME PACKET, INC.		Electronic Voting instructions
IMPORTANT ANNUAL MEETING INFORMATION		You can vote via the internet or telephone!
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted via the internet or telephone must be received by 11:59 p.m., Eastern Daylight Savings Time, on May 3, 2012.

Vote via the internet • Log on to the internet and go to www.envisionreports.com/APKT • Follow the steps outlined on the secured website.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the U.S., U.S. territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1. Election of three Class III Directors, each to hold office for a three year term or until their respective successors have been elected.	+

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 –David B. Elsbree	☐	☐	☐	02 –Patrick J. MeLampy	☐	☐	☐	03 –Robert G. Ory	☐	☐	☐

2. Approve an advisory resolution to approve Acme Packet’s, Inc. 2011 executive compensation.	For ☐	Against ☐	Abstain ☐

3. Ratify the selection of Ernst & Young LLP as Acme Packet, Inc.’s independent registered public accounting firm for the year ending December 31, 2012.	For ☐	Against ☐	Abstain ☐

4.   In their discretion, the proxies are authorized to consider and act upon such other business, including stockholder proposals if properly presented, as may properly come before the meeting or any adjournment thereof.

B	Non-Voting Items

Change of Address – Please print your new address below.	Comments – Please print your comments below.
		Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.
/ /

+

Acme Packet, Inc.

2012 Annual Meeting of Stockholders

Thursday, May 4, 2012 at 10:00 a.m.

Acme Packet, Inc.

100 Crosby Drive

Bedford, MA 01730-1438

The undersigned stockholder of Acme Packet, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 22, 2012, and hereby appoints Andrew D. Ory and Peter J. Minihane, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the undersigned to represent the undersigned at the 2012 Annual Meeting of Stockholders of Acme Packet, Inc. to be held at 10:00 a.m., Eastern Daylight Savings Time, on May 4, 2012 at the offices of Acme Packet, Inc., 100 Crosby Drive, Bedford, MA 01730-1438 and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of Acme Packet, Inc. prior to the meeting or by filing with the Secretary of Acme Packet, Inc. prior to the meeting a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of Acme Packet, Inc. on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Acme Packet, Inc. called for May 4, 2012 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY — Acme Packet, Inc.

Proxy for 2012 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — March 22, 2012

Andrew D. Ory and Peter J. Minihane, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present at the 2012 Annual Meeting of Stockholders of Acme Packet, Inc. to be held on May 4, 2012 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR Proposals One, Two, and Three.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THREE CLASS III DIRECTORS, FOR THE PROPOSAL REGARDING ACME PACKET’S 2011 EXECUTIVE COMPENSATION, FOR THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Items to be voted appear on reverse side.)